UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 2)

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Filed by a Party other than the Registrant  ☐

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a–12

SYMPHONIX DEVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ Fee computed on table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

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The fee is calculated at 1/50th of one percent of $2,300,000.00.

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5)	Total fee paid: $460.00

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[SYMPHONIX DEVICES LOGO]

SYMPHONIX DEVICES, INC.

1735 NORTH FIRST STREET, SUITE 311

SAN JOSE, CALIFORNIA 95112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH     , 2003

TO THE STOCKHOLDERS OF SYMPHONIX DEVICES, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Symphonix Devices, Inc., a Delaware corporation, will be held on March     , 2003, at 9:00 a.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, for the following purposes:

1.	To ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc., substantially in the form of Annex A attached to the accompanying proxy statement, including the liquidation and dissolution of Symphonix contemplated thereby.

2.	To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on February     , 2003, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Kirk B. Davis

President and Chief Executive Officer

San Jose, California

February     , 2003

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:    What proposals will be voted on at the Special Meeting?

A:	The proposal to be voted on is to ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc., referred to as “the plan of dissolution,” substantially in the form of Annex A attached to the accompanying proxy statement, including the liquidation and dissolution of Symphonix contemplated thereby.

Q:    What will happen if the plan of dissolution is ratified and approved?

A:	If the plan of dissolution is ratified and approved, we will file a certificate to dissolve Symphonix with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Principal Provisions of the Plan.”

Q:    When will stockholders receive any payment from our liquidation?

A:	Subject to stockholder ratification and approval of the plan of dissolution, we anticipate that an initial distribution of liquidation proceeds will be made to our stockholders sometime in 2003. Thereafter, as we liquidate our remaining assets and properties we will distribute available liquidation proceeds, if any, to stockholders as the Board of Directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:    What is the amount of the payment that stockholders will receive from our liquidation?

A:	As of September 30, 2002, we had approximately $4.6 million of cash, restricted cash and cash equivalents and our total liabilities on our balance sheet were approximately $3.6 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses of approximately $475,000 incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation;

•	employee severance and related costs;

•	customer service obligations; and

•	professional, legal, consulting and accounting fees.

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but sales proceeds may be significantly lower than amounts recorded on the balance sheet as of September 30, 2002.

We currently estimate that the amount ultimately distributed to our stockholders would be in the range of $0.00 to $0.06 per share. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—General.”

Q:    What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Symphonix to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q:    Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our President and Chief Executive Officer, Kirk B. Davis, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:    If my Symphonix shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	A broker will vote Symphonix shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposal to ratify and approve the plan of dissolution is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against the proposal to ratify and approve the plan of dissolution. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Q:    Can I still sell my shares of Symphonix common stock?

A:	Yes. Our common stock is currently listed on the Nasdaq SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. One requirement is that the bid price of a company’s stock not fall below $1.00. The bid price of our common stock has been below $1.00 continuously for over a year. If as a result of the application of any of Nasdaq’s listing requirements, our common stock were delisted from the Nasdaq SmallCap Market, our stock would become harder to buy and sell. We anticipate that we will request that our common stock be delisted from the Nasdaq SmallCap Market immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State, which (subject to stockholder ratification and approval of the plan of dissolution) we anticipate will occur on or around March , 2003. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

Q:    Who can help answer my questions?

A:	If you have any questions about the Special Meeting or the proposal to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations department at (408) 232-0710. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

SYMPHONIX DEVICES, INC.

1735 NORTH FIRST STREET, SUITE 311

SAN JOSE, CALIFORNIA 95112

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH     , 2003

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Symphonix Devices, Inc. for use at our Special Meeting of Stockholders to be held on March     , 2003 at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California. Our telephone number at our principal executive offices is (408) 232-0710.

These proxy solicitation materials were mailed on or about February     , 2003 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of the record date, February     , 2003, are entitled to notice of and to vote at the Special Meeting. As of the record date,              shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our President and Chief Executive Officer, Kirk B. Davis, at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting. If a stockholder is not attending the Special Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to ratify and approve a plan of complete liquidation and dissolution of Symphonix, including the liquidation and dissolution of Symphonix contemplated thereby, will be presented. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Georgeson Shareholder to assist in distribution of proxy materials and solicitation of votes. We will pay Georgeson Shareholder approximately $50,000 for its services, plus reimbursement for certain out-of-pocket expenses.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matter. The proposal to ratify and approve the plan of complete liquidation and dissolution is a proposal that requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to ratify and approve the plan of complete liquidation and dissolution. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to stockholders, and the likelihood of stockholder value resulting from the sale of certain of our significant assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL NO. 1

TO RATIFY AND APPROVE THE PLAN OF

COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors is proposing the plan of dissolution for ratification and approval by our stockholders at the Special Meeting. The plan was approved by the Board of Directors, subject to stockholder approval, on November 13, 2002. A copy of the plan of dissolution is attached as Annex A to this proxy statement. Certain material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

After ratification and approval of the plan of dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	preparing to make distributions to our stockholders;

•	complying with the Securities and Exchange Commission reporting requirements; and

•	completing tax filings.

Ratification and approval of the plan of dissolution by a majority of our stockholders will constitute approval of these activities by us.

As of September 30, 2002, we had approximately $4.6 million of cash, restricted cash and cash equivalents and our total liabilities on our balance sheet were approximately $3.6 million. In addition to satisfying the liabilities on the balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses of approximately $475,000 incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation;

•	employee severance and related costs;

•	customer service obligations; and

•	professional, legal, consulting and accounting fees.

We are currently evaluating the market value of our other assets, including inventory and property and equipment, on a liquidation basis, but sales proceeds may be significantly lower than amounts recorded on the balance sheet as of September 30, 2002.

We currently estimate that the amount ultimately distributed to our stockholders will be in the range of approximately $0.00 to $0.06 per share. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so. Your ratification and approval of the plan of dissolution will also constitute your approval of any appointment and compensation of such trustees.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. Your ratification and approval of the plan of dissolution will constitute your approval of the payment of any such compensation. See “Possible Effects of the Ratification and Approval of the Plan upon the Directors and Executive Officers.”

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION BE RATIFIED AND APPROVED.”

Background and Reasons for the Plan of Dissolution

From September 6, 2002 through November 13, 2002 our Board of Directors held a total of 5 meetings to explore and discuss our strategic alternatives. On November 13, 2002, our Board of Directors unanimously deemed advisable the liquidation and dissolution of Symphonix and unanimously adopted the plan of dissolution subject to stockholder approval.

In reaching this decision, our Board considered that we have been unable to grow our quarterly revenues in the eight quarters since we received Food and Drug Administration approval to market our product in the United States. Revenues have remained constant each quarter at around $500,000 per quarter. For the quarter ended September 30, 2002, our revenues were slightly lower than previous quarters due to lower unit sales in Europe and the United States. Cash reserves were being depleted to fund ongoing operating losses since our revenue was insufficient to cover our expenses such as costs to manufacture our product, clinical and regulatory costs, research and development costs, sales and marketing costs and administrative costs.

The Board also believed that the price of our product and overall procedure continued to be a significant issue relative to market adoption and that insurance coverage on a broad basis was unlikely. The Board noted that adoption by audiologists, the key referral source for patient flow for our product was slow and was likely to continue to be slow. Slow adoption by the audiology community was due mostly to the high cost of the product compared to conventional hearing aids and audiologists’ unfamiliarity with selling products at this price point. The fact that our product requires surgery, and the fact that audiologists were unfamiliar with selling a surgical implant were also factors in slowing the pace of adoption.

Since cost was a significant factor in the buying process, we sought insurance coverage as a way to reduce this obstacle. The Board believed that we would not receive broad insurance coverage because, while we had simultaneously pursued private insurance coverage for our product and received positive coverage decisions roughly 40% of the time, private insurers told us that without coverage from Medicare, it was very unlikely that we would get a positive broad coverage decision to cover our product. Despite our efforts to obtain Medicare coverage since our product was approved by the FDA over two years ago, we have been unable to obtain coverage for our product and given the restriction Medicare has on the coverage of hearing aids, the Board believed it was very unlikely that we would ever receive Medicare coverage for our product.

Prior to the Board’s November 13, 2002 decision to pursue the liquidation and dissolution of Symphonix, the Board pursued strategic partnership opportunities and equity financing opportunities. On September 6, 2002, we engaged an investment bank to assist in identifying and evaluating strategic alternatives, including the sale or merger of Symphonix.

Between September 6, 2002 and November 13, 2002, the investment bank contacted 19 prospective strategic investors (including Siemens) and merger partners, both domestic and international. This list of prospects represented our collective knowledge of companies that were either currently active in the hearing or ear, nose and throat markets or whom we believed could have an interest in that market. The investment bank attempted to schedule meetings with each of the prospective parties and subsequently solicited indications of interest from such parties. We did not receive any expressions of interest from the 19 parties and therefore had no potential offers to pursue.

During this time, Kirk B. Davis, our chief executive officer, and other members of management contacted approximately 4 potential financial investors, including existing investors, and 4 investment banks that specialize in raising capital for public companies with market capitalizations of less than $100 million. After completing their respective due diligence processes, all four investment banks concluded that raising capital for us would not be possible. In addition, all four potential investors declined to enter into meaningful negotiations.

On November 13, 2002, the Board of Directors held a meeting and concluded that, in light of the extensive and unsuccessful efforts to locate a strategic or an investment partner for us by both the investment bank and our management, it was unlikely that a financing or an acquisition or merger opportunity would become available to us. The Board also considered that after having reduced our expenses, including reducing personnel earlier in 2002, we would not be able to reduce expenses and personnel further and still be able to sell and market our product. The Board concluded that reducing expenses and continuing operations was not a viable option. The Board also reviewed with Terry Griffin, our Chief Financial Officer, projected estimates of expenses associated with an orderly liquidation of Symphonix, as well as the cash on hand as of September 30, 2002. Since we did not have any offers to purchase our assets at this time, we were unable to effectively estimate the value of our assets upon a liquidation. The Board also considered filing for protection under the U.S. Bankruptcy Code, but believed that bankruptcy would likely result in higher transaction costs and longer delays before potential distributions to stockholders than a dissolution.

For these reasons, on November 13, 2002 the Board of Directors concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders.

From December 2002 until February 7, 2003 the Board negotiated retention arrangements with our remaining employees, except for Kirk B. Davis, who had a severance agreement in place. On February     , 2003 we entered into retention agreements with our remaining employees except for Kirk B. Davis. See “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to ratify and approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the plan of dissolution.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the plan of dissolution. Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value, if any, ultimately distributable to our stockholders. The actual nature and amount of all distributions will depend in part upon our ability to convert our remaining non-cash assets into cash. We may not be successful in selling our non-cash assets, in which case we may not generate meaningful cash, if any, to return to our stockholders.

Our stockholders could vote against the plan of dissolution.

Our stockholders could vote against the plan of dissolution. If we do not obtain stockholder ratification and approval of the plan of dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Among other things, a substantial majority of our employees have been terminated, and customer relationships will have been severely strained. On November 14, 2002, we terminated all of our employees with the exception of our Chief Executive Officer, our Chief Financial Officer, our Chief Technical Officer, our Vice President of Clinical Affairs and our Controller. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with us if they have no confidence in our future.

The proceeds from any sales of our non-cash assets may be less than anticipated.

Sales of our non-cash assets will be made on terms approved by our Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell our various non-cash assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals and public market perceptions. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, many of our non-cash assets, particularly our intellectual property, will decline in value over time, and we may not be able to consummate the sale of these assets in time to generate meaningful value which could be returned to our stockholders.

We may not be able to settle all of our obligations to creditors.

We have current and future obligations to creditors. These include, without limitation, long-term contractual obligations associated with business agreements with customers, including certain product warranties, and other third parties. As part of the wind down process, we will attempt to settle our obligations with our creditors. We may not, however, succeed in doing so. If we cannot reach an agreement with a creditor concerning an obligation, that creditor may choose to bring a lawsuit against us. Any litigation could delay or even prevent us from completing the plan of dissolution. Moreover, amounts required to settle our obligations to creditors will reduce the amount of remaining capital available for distribution to stockholders.

We will continue to incur claims, liabilities and expenses which will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such distributions as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the litigation matter described above. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of dissolution is ratified and approved by our stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving Symphonix. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We do not expect to recognize any material revenue following the announcement of our intent to wind down.

Except for revenue resulting from the sale of our remaining inventory, we do not expect to recognize much, if any, additional revenue. Furthermore, it may be difficult to collect receivables now that we have announced our intent to wind down.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of certain of our current officers. The retention of Kirk B. Davis and Terence J. Griffin is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, we are providing retention incentives to our remaining employees with the exception of Kirk B. Davis, our Chief Executive Officer, who has a severance agreement. See “—Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

If Nasdaq determines that we have failed to meet its SmallCap Market listing requirements, our common stock may be delisted.

Our common stock is listed on the Nasdaq SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. One requirement is that the bid price of a company’s stock not fall below $1.00. The bid price of our common stock has been below $1.00 continuously for over a year. If as a result of the application of any of Nasdaq’s listing requirements, our common stock were delisted from the Nasdaq SmallCap Market, our stock would become harder to buy and sell. As a result, your ability to resell your shares of our common stock could be adversely affected.

Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through February 2003 and to obtain runoff coverage for an additional six years.

In order to ensure retention of key personnel required to complete an orderly dissolution, our Board of Directors entered into retention agreements with each of Terence J. Griffin, our Chief Financial Officer, Rodney Fuhriman, our Controller, Geoffrey R. Ball, our Chief Technical Officer and Deborah Arthur, our Vice President of Regulatory and Clinical Affairs. The retention agreements provide for a bonus to be paid to each of these employees who remains employed by Symphonix until the date by which his or her responsibilities are expected to be completed. The retention bonuses are equal to the greater of (i) 50% of the employee’s base salary paid from January 1, 2003 until the expected completion of their responsibilities in the dissolution process and (ii) one week of the employee’s base salary for each year of service to Symphonix, which is the standard severance that we have historically paid to our employees who have been terminated for reasons of cost reduction.

For Mr. Griffin and Mr. Fuhriman the expected duration of service is through March 14, 2003 and the retention bonus amounts based on the formula are $20,084 and $11,716, respectively. For Mr. Ball and Ms. Arthur, the expected duration of service is through February 14, 2003. Severance payments under our standard severance policy are greater than the formula retention bonus amounts for these two individuals due to length of service (eight years for Mr. Ball and four years for Ms. Arthur) and therefore they will be paid $24,000 and $12,769, respectively.

Kirk B. Davis, our Chief Executive Officer, has an employment contract that provides for a one-year severance payment as described below, and we are not offering him a retention bonus. Pursuant to the terms of a severance arrangement, upon Mr. Davis’ termination he will receive severance equal to one year of his base salary of $302,500 payable in 12 equal monthly installments. Mr. Davis will also receive a cash bonus of $129,319 payable one year after his termination, and his employee benefits, including health, dental and disability insurance, will continue for one year after his termination. The cash bonus payment will be offset by the principal and interest of approximately $275,000 owed by Mr. Davis to us pursuant to a note payable.

We have entered into option vesting agreements with Mr. Davis, Mr. Ball, Mr. Griffin and Ms. Arthur. If these employees are involuntarily terminated in connection with a change of control, including an asset sale or a dissolution, then all of the shares subject to each option they hold will automatically vest and become exercisable pursuant to the terms of these option vesting agreements. The lowest exercise price of the options that will vest as a result of these agreements is $0.12 per share. Because the estimated range of the distribution to stockholders is approximately $0.00 to $0.06 per share, we do not anticipate the exercise of any options pursuant to the option vesting agreements.

As a result a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the plan of dissolution, including the liquidation and dissolution of Symphonix contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the plan of dissolution.

Principal Provisions of the Plan

We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after ratification and approval of the plan of dissolution by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors.

The plan of dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the Delaware General Corporation Law;

•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the Delaware General Corporation Law;

•	pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law.

If deemed necessary by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. Approval and ratification of the plan of dissolution also will constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Contingent Reserves; Liquidation Trust.”

After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase preferred or common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” and “Final Record Date” below.

Following ratification and approval of the plan of dissolution by our stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving Symphonix. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the plan of dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder ratification and approval, to the extent permitted by the Delaware General Corporation Law. We will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for distributions to stockholders if the plan of dissolution is ratified and approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. While we intend that any distributions to the stockholders will be in the form of cash, we cannot be certain since we have not completed a sale of our assets at this time. In the event that we sell our assets for property other than cash and we cannot effectively liquidate such property, we may distribute property to the stockholders rather than cash.

The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the Board of Directors or a trustee designated by the Board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidation Trust.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder ratification and approval of the plan of dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Following is a table showing management’s estimate of cash proceeds and outlays and of our ultimate distribution to stockholders. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Range of Distribution to Stockholders

(In millions except Shares Outstanding and per share Amounts)

	Low	High
Cash, Cash Equivalents and Restricted Cash as of September 30, 2002	$4.6	$4.6

Estimated Range: Cash Proceeds and Outlays
Operating cash use October 2002 through December 2002(1)	$(1.4)	$(1.4)
Operating cash use January 2003 through March 2003(2)	$(0.5)	$(0.6)
Accounts Receivable(3)	$0.2	$0.2
Inventory(4)	$0.0	$0.7
Property and Equipment(5)	$0.2	$0.8
Intellectual Property(6)	$0.7	$1.5
Note Payable to Bank(7)	$(0.6)	$(0.6)
Accounts Payable(8)	$(0.3)	$(0.3)
Accrued Compensation(9)	$(0.7)	$(0.7)
Revision Surgery/Warranty(10)	$(0.3)	$(0.6)
Professional Fees (attorneys, accountants, trustee, other)(11)	$(0.6)	$(0.7)
Directors and Officers Insurance(12)	$(0.5)	$(0.5)
Retention Bonus(13)	$(0.1)	$(0.1)
Termination of Marketing and Distribution Agreement(14)	$(0.7)	$0.0

Estimated Range of Cash to Distribute to Stockholders	$0.0	$2.3

Shares Outstanding as of , 2003	35,858,824	35,858,824

Estimated Range of Per Share Distribution	$0.00	$0.06

(1)	Estimated cash used in operating loss for the period October 1, 2002 through December 31, 2002.

(2)	Estimated range of cash used in operating loss for the period January 1, 2003 through March 31, 2003.

(3)	Estimated cash to be generated from accounts receivable. The balance as of September 30, 2002 was $.2 million.

(4)	Estimated range of cash to be generated from the sale of inventory. $.7 million was the lower of cost or market value of our inventory as of September 30, 2002 when our business was still operating, and we estimate this would be the value realized for our inventory if we were to sell our assets to an entity that plans on continuing to manufacture and sell our product. We estimate that we will not realize any value from inventory if we are unable to sell the majority of our assets to an entity that will continue to manufacture and sell our product.

(5)	Estimated range of cash to be generated from the sale of our property and equipment. $.8 million was the net book value of our property and equipment as of September 30, 2002 when our business was still operating, and we estimate this would be the value realized for our property and equipment if we sell our assets to an entity that plans on continuing to manufacture and sell our product. Otherwise, we estimate we can sell our property and equipment for $.2 million.

(6)	Estimated range of cash to be generated from the sale of intellectual property. Based on the expressions of interest we have received from parties considering acquiring some of our assets, the estimated minimum value we would realize from the sale of our intellectual property would be $.7 million. Based on the letter of interest from the party we intend to pursue a transaction with, the estimated maximum value we would realize for our intellectual property would be $1.5 million.

(7)	Estimated cash use to pay off the senior secured note payable to bank. The balance as of September 30, 2002 was $.6 million.

(8)	Estimated cash use for payment of accounts payable. The balance as of September 30, 2002 was $.3 million.

(9)	Estimated cash use for the payment of accrued bonus, accrued vacation and other compensation. The balance as of September 30, 2002 was $.7 million.

(10)	Estimated range of cash use for the payment of patient related liabilities such as product warranty claims and revision surgeries. We estimate that the liability to be purchased by an entity that plans on continuing to manufacture and sell our product would be $.6 million. With the discontinuation of our operations, we believe our warranty obligation would continue on the external component of our product, but would be limited to the cost of removing a failed internal component of our product. We believe our warranty obligation would not extend to replacing the failed internal component of our product, as would be the case if we continued operating, and is why we estimate that the warranty liability would be $.3 million.

(11)	Estimated range of cash use for professional fees related to the liquidation and dissolution of the business as well as ongoing SEC reporting requirements.

(12)	Cash use for the purchase of a Directors and Officers liability insurance policy covering the six years from the date of stockholder approval of the plan of liquidation and dissolution.

(13)	Estimated cash use for the payment to key employees per their completion of certain milestones. See “Sale of our Assets” for detail of the employees and key milestones.

(14)	Estimated range of cash use to cancel Symphonix’s Marketing and Distribution Agreement with Siemens. Any cash use to cancel Symphonix’s Marketing and Distribution Agreement with Siemens would be subordinate to all stated and known liabilities and would not exceed total cash use of $2.0 million. See “Sale of our Assets” for the treatment of Symphonix’s Marketing and Distribution Agreement with Siemens under the asset sale transaction Symphonix intends to pursue.

Sales of our Assets

The plan of dissolution contemplates the sale of all of our assets. Ratification and approval of the plan of dissolution will constitute approval, to the fullest extent permitted by law, by our stockholders of any such agreements and sales conducted by the Board of Directors or its appointed trustees. The plan of dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time. We will not sell any of our assets to any of our “affiliates” without first obtaining the approval of any such asset sale by our stockholders, excluding the votes of any such affiliate and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

We believe that a buyer who agrees to purchase our remaining assets will value our inventory and property and equipment at close to the value we have assigned to these assets in our financial statements. We also believe that this type of buyer may assume all product warranty obligations including any surgical revision costs.

Commencing the week of November 18, 2002 we started contacting potential buyers of our intellectual property and other assets. We contacted six parties that we believed might have an interest in acquiring some portion of our assets, including several parties that had previously been contacted by the investment bank that we engaged in September 2002 to find a potential buyer. Although the previously contacted parties had earlier expressed no interest in acquiring our assets, we believed that the parties may have had an interest after the announcement of our intention to dissolve and the decrease in our market capitalization by approximately 50%.

We established a two-phase process. In the first phase, we requested that each of these parties, if interested, submit an expression of interest specifying the assets and liabilities they would be interested in acquiring and the amount they would be willing to pay. We requested that these expressions of interest be submitted to us by December 12, 2002.

On November 26, 2002 we met with one of the six potential buyers that we contacted to initiate a due diligence process related to a potential sale of our assets. We reviewed technical, manufacturing and marketing information with this potential buyer.

On December 2, 2002 the Board of Directors held a meeting to discuss the dissolution process and project plan and review the status of parties interested in acquiring our assets.

On December 3, 2002 after the close of the trading markets, we received an offer from the party who conducted due diligence with us on November 26 expressing an interest in acquiring our intellectual property, inventory, property and equipment and warranty obligations including any surgical costs. This offer set forth the price and other material terms pursuant to which the party would be willing to acquire our assets.

On December 5, 2002 we met with a different potential buyer to initiate a due diligence process and reviewed technical, manufacturing and marketing information.

On December 10, 2002 we received expressions of interest from two other interested parties, one of whom conducted due diligence with us on December 5, seeking to acquire our intellectual property, inventory, property and equipment and warranty obligations including any surgical costs. These offers set forth the price and other material terms pursuant to which the parties would be willing to acquire our assets.

On December 11, 2002 we also received an expression of interest from one interested party seeking to acquire only our intellectual property. The expression of interest set forth a range upon which the party may have been willing to acquire our intellectual property, but it did not set forth other material terms of an acquisition.

On December 13, 2002 the Board of Directors met to evaluate the four letters of interest which were submitted by four different parties. The potential amounts to be paid by the parties who wished to acquire our intellectual property, inventory, property and equipment and warranty obligations were substantially higher than the high end of the range offered to acquire only our intellectual property. As a result the Board of Directors eliminated from further consideration the offer to purchase only our intellectual property. At this meeting, the Board of Directors also reviewed the process for winding up Symphonix and discussed the projections of cash requirements and potential cash receipts from an asset sale.

On December 14, 2002 we solicited follow-up expressions of interest from the three potential purchasers who we believed were offering the best terms for our assets.

On December 17, 2002 we met with one of the potential buyers to further the diligence process.

On December 19, 2002 we filed our preliminary proxy materials with the Securities and Exchange Commission which included an estimate of the expected range of distributions to the stockholders on a per share basis following a dissolution.

On December 19, 2002 and December 20, 2002 we received two follow-up offers and a notification from the third interested party that it was not able to obtain financing and was not submitting a follow-up offer. One of the follow-up offers added a new material term, while the other follow-up offer reduced the proposed price and set forth additional terms and conditions to the offer.

On December 23, 2002 the Board of Directors met to review the two follow-up offers that were submitted. After reviewing the two offers, the Board decided to first pursue a transaction with one of the potential purchasers. In considering which transaction to pursue, the Board took into account the amount offered, the assets to be acquired, the liabilities that would be assumed, the potential buyer’s ability to finance a transaction and what, if any, obligations would be due under our Marketing and Distribution Agreement with Siemens. Under the terms of the Marketing and Distribution Agreement with Siemens, we are required to pay to Siemens a $2,000,000 fee if we dissolve or liquidate and subsequently terminate the distribution agreement. However, if we assign the agreement to a purchaser who is not a manufacturer of acoustic hearing aids in connection with an asset sale, we are not liable for any termination fee to Siemens. We believe, based on discussions with Siemens, that Siemens is willing to terminate the Marketing and Distribution Agreement and waive any termination fee in order to ensure a smooth transition of European distribution to the potential buyer. While we intend to pursue this proposed transaction and continue to negotiate the terms of this potential transaction, we have not reached agreement on several material terms, we have not entered into a definitive purchase agreement with a potential buyer and we do not have any obligation with respect to the proposed transaction.

Our potential asset sale is subject to risk and uncertainty and may not occur or may occur on terms less favorable than are currently contemplated. Such risks include but are not limited to satisfactory completion of due diligence by the potential buyer, stockholder approval of our plan of liquidation and dissolution and issues which may arise between the potential buyer and Siemens regarding termination or assignment of the distribution agreement. The remaining milestones to completion of the potential asset sale are: (i) satisfactory completion of due diligence by the potential buyer, (ii) negotiation of final terms and a definitive asset purchase agreement and (iii) stockholder approval of our plan of liquidation and dissolution.

We believe that we need to retain a small number of key employees through no later than March 2003 to best manage the asset sale process and other key milestones such as our annual audit, filing our Report on Form 10-K for the Fiscal Year Ended December 31, 2002 and filing our tax returns for the year ended December 31, 2002. We anticipate that the key employees will include our Chief Executive Officer, Kirk B. Davis, our Chief Financial Officer, Terence J. Griffin, and our Controller, Rodney Fuhriman. The Board of Directors currently intends to, at or around the time of the completion of our annual audit, filing a Report on Form 10-K and filing our tax returns, appoint a trustee to manage the ongoing affairs of Symphonix. The Board of Directors believes this will occur no later than March 2003. The duties of the trustee will include the distribution of any liquidating dividends to stockholders, the maintenance of stockholder records, responding to requests from the state of Delaware, handling any issues related to our contingent liabilities and other duties as may be needed.

Conduct of Symphonix Following Adoption of the Plan

Following ratification and approval of the plan of dissolution by our stockholders, our activities will be limited to distributing our assets in accordance with the plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the plan of dissolution, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations. Following the ratification and approval of the plan of dissolution by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws, including for actions taken in connection with the plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of dissolution.

Reporting Requirements

Whether or not the plan of dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of dissolution is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the ratification and approval of the plan of dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, product warranty obligations, estimated legal, accounting and consulting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve which we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of

Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders. Ratification and approval of the plan of dissolution by our stockholders will also constitute the approval by our stockholders of any such appointment and any liquidating trust agreement or agreements.

We may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•	the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” below.

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

Our common stock is currently listed for trading on the Nasdaq Stock Market’s SmallCap Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq SmallCap Market. One requirement is that the bid price of a company’s stock not fall below $1.00. The bid price of our common stock has been below $1.00 continuously for over a year. If as a result of the application of any of Nasdaq’s listing requirements, our common stock were delisted from the Nasdaq SmallCap Market, our stock would become harder to buy and sell. We anticipate that we will request that our common stock be delisted from Nasdaq on the final record date. We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date.

Thereafter, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Symphonix stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances. This discussion does not constitute legal advice to any stockholder.

Federal Income Taxation of Symphonix.    After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of our Stockholders.    Amounts received by stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “Contingent Liabilities; Contingency Reserve; Liquidation Trust”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assuming such treatment is achieved, assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves should not be subject to Federal income tax, assuming that they are treated as liquidating trusts for Federal income tax purposes. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The ratification and approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of         shares of our common stock (approximately         % of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the plan of dissolution is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the record date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our current executive officers and each other individual who either served as our Chief Executive Officer or was one of our five most highly compensated executive officers during 2002, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of              shares of common stock outstanding as of the record date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the record date.

Beneficial Owner	Common Stock Beneficially Owned	Approximate Percentage Owned(1)

Siemens Audiologische Technik GmbH c/o Siemens Corporation 1301 Avenue of the Americas New York, NY 10014	2,026,062	5.65%

Roger Radke(1) Siemens Audiologische Technik GmbH Gebbertstr. 125 D91058 Erlangen, Germany	2,086,062	5.81%
Kirk B. Davis(2)	1,291,659	3.49%
Terence J. Griffin(3)	370,000	1.02%
Deborah Arthur(4)	265,000	*
Geoffrey R. Ball(5)	170,000	*
B.J. Cassin(6)	119,526	*
Martin Friedman(7)	60,000	*
Adele C. Oliva(8)	60,000	*
Dennis S. Roy(9)	0	*
All directors and executive officers as a group (9 persons)(10)	5,122,247	13.19%

*	Less than 1%

(1)	Includes 2,026,062 shares held by Siemens Audiologische Technik GmbH. Mr. Radke, a director of the company, is managing director of Siemens Audiologische Technik GmbH and disclaims beneficial ownership over these shares. Also includes options to purchase up to 60,000 shares exercisable within 60 days after February , 2003.

(2)	Includes options to purchase up to 1,190,000 shares exercisable within 60 days after February , 2003.

(3)	Consists of options to purchase up to 370,000 shares exercisable within 60 days after February , 2003.

(4)	Consists of options to purchase up to 265,000 shares exercisable within 60 days after February , 2003.

(5)	Consists of options to purchase up to 170,000 shares exercisable within 60 days after February , 2003.

(6)	Share number includes 15,913 shares held for the benefit of Cassin Family Trust. Mr. Cassin, one of our directors, holds voting and dispositive power over the shares held by Cassin Family Trust. Also includes 910 shares held by Mr. Cassin and options directly owned by Mr. Cassin to purchase up to 102,703 shares exercisable within 60 days after February , 2003.

(7)	Consists of options to purchase up to 60,000 shares exercisable within 60 days after February , 2003.

(8)	Consists of options to purchase up to 60,000 shares exercisable within 60 days after February , 2003.

(9)	Dennis S. Roy’s employment with Symphonix was terminated as of November 2002; however, he remains one of our four most highly compensated executive officers (other than our Chief Executive Officer) who were serving as executive officers at the end of our last completed fiscal year.

(10)	Includes options to purchase up to 2,977,703 shares exercisable within 60 days after February , 2003.

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and the four next most highly compensated executive officers in the fiscal year ended December 31, 2002 for services rendered in all capacities to us for the fiscal years indicated. Dennis S. Roy’s employment with Symphonix was terminated as of November 2002.

Name and Principal Position	Fiscal Year	Annual Compensation		Long-Term Compensation Awards
		Salary	Bonus	Number of Securities Underlying Options
Kirk B. Davis	2002	$302,077	$64,130	400,000
President and Chief Executive Officer	2001	291,500	119,545	140,000
	2000	281,061	41,855	650,000
Terence J. Griffin	2002	192,585	34,819	150,000
Vice President of Finance and Chief Financial Officer	2001	181,172	35,256	150,000
	2000	134,307		220,000
Geoffrey R. Ball	2002	155,769	24,300	150,000
Vice President and Chief Technical Officer	2001	150,000	37,102	100,000
	2000	143,808	19,466	70,000
Deborah Arthur	2002	165,769	26,400	150,000
Vice President of Clinical Affairs	2001	160,000	38,526	100,000
	2000	154,389	47,665	70,000
Dennis S. Roy	2002	181,346	58,536	100,000
Vice President of Marketing	2001	93,039		230,000

Certain Transactions

Transactions with Directors, Executive Officers and Others

In November 1999, Siemens Audiologische Technik GmbH, an entity affiliated with Roger Radke, a director, purchased 1,000,000 shares of our Common Stock for $5,000,000 in a first closing pursuant to a private placement consummated in connection with a marketing and distribution agreement entered into with us. In September 2000 in accordance with the marketing and distribution agreement, Siemens purchased an additional 1,026,062 shares of the Common Stock at a purchase price of $4.87 per share resulting in gross proceeds of $5,000,000.

As of December 31, 2002, Siemens owed us $158,000 under the marketing and distribution agreement. For the year ended December 31, 2002, Siemens paid us $786,000 under the marketing and distribution agreement, and we paid Siemens $184,858 under the supply agreement. The nature and terms of the original and revised marketing and distribution agreements, as well as a related supply agreement, with Siemens are as follows:

•	We entered into the marketing and distribution agreement in February 1999 and entered into the supply agreement in June 1999.

•	Under the marketing and distribution agreement, we agreed to conduct collaborative marketing efforts, and Siemens has exclusive distribution rights in Europe for our existing products and any future product introductions.

•	The marketing and distribution agreement has a term ending on December 1, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least 12 months’ notice. If we do not renew the marketing and distribution agreement, we are obligated to pay Siemens the equivalent of Siemens’ revenues with our products in Europe during the preceding twelve months.

•	The marketing and distribution agreement may also be terminated at any time if we are acquired at the option of: (i) us, with three months’ notice and payment to Siemens of $2 million or 100% of Siemens’ revenue in Europe with the Company’s products during the 12 months preceding the acquisition if the agreement is terminated between December 1, 2002 and December 1, 2004; or (ii) Siemens, if we are acquired by a manufacturer of acoustic hearing aids.

•	The marketing and distribution agreement may also be terminated at the option of either party in the event of a material breach that is not cured within 30 days of notice of breach, or upon the insolvency or bankruptcy of either party.

•	Under the terms of the supply agreement, Siemens agreed to supply integrated circuits and software for use in our Soundbridge products.

•	The supply agreement has a term ending on September 30, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least three months’ notice. The supply agreement may also be terminated at any time in the event of a material breach that is not cured within 30 days of notice of breach.

On November 10, 2000, we issued an aggregate of 6,397,632 shares of our Common Stock to certain investors for a purchase price of approximately $26,000,000, which represented a per share price of $4.064. The purchase agreement, under which the shares were sold, provided for a purchase price adjustment that allowed the investors to calculate, one time prior to November 10, 2002, an adjusted per share purchase price equal to the average closing market price of our Common Stock as reported on the NASDAQ National Market for the 33 consecutive trading days immediately preceding the date of adjustment. Those investors participating in the adjustment would receive additional shares of Common Stock, for no additional consideration, equal to the difference between the number of shares which investor could have purchased based on the adjusted per share price at the investor’s original investment amount and the number of shares originally purchased.

On June 25, 2001, certain investors notified us that they were exercising their purchase price adjustment pursuant to the purchase agreement. All investors agreed to participate in the adjustment, and on July 12, 2001, we subsequently issued, for no additional consideration, an additional 14,336,020 shares to the investors based on an adjusted per share purchase price of approximately $1.254.

The investors in the transaction included three trusts of which B.J. Cassin, a director, is a trustee, as well as entities affiliated with J.P. Morgan Capital, L.P. and APAX Partners. In connection with this transaction, we agreed that our board of directors will nominate one individual designated by each of J.P. Morgan and APAX to our board of directors, and that our board of directors and management will vote all shares for which they hold proxies or otherwise entitled to vote in favor of these nominees. In addition, the investors agreed to vote all shares beneficially owned by them in favor of such nominees. Martin Friedman, a nominee of J.P. Morgan, and Adele Oliva, a nominee of APAX, have been serving on the board of directors since the closing of the transaction.

Mr. Kirk B. Davis, our Chief Executive Officer, exercised an option to purchase 100,000 shares of our common stock in August 1999 in exchange for a full recourse promissory note in the amount of $225,000. The annual interest rate on the note is 5.96%, and it is due upon the earlier of (i) August 2004, (ii) 30 days following a sale of our common stock by Mr. Davis which is equal to the principal amount of the note and (iii) 12 months following the date of Mr. Davis’ termination.

We believe that these transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Other Matters

The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Additional Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

1. Symphonix’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

2. Symphonix’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2002; and

3. Symphonix’s Current Report on Form 8-K filed November 14, 2002.

We are also incorporating by reference additional documents that we may file with the SEC between the date of this proxy statement and the date of the Special Meeting.

In conjunction with this proxy statement, we are also sending you copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002, each referenced above. You can obtain additional copies of our annual report as well as any of the other incorporated documents by contacting us. We will send you the documents incorporated by reference without charge.

Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the following: Investor Relations, Symphonix Devices, Inc., 1735 North First Street, Suite 311, San Jose, California; telephone number: (408) 232-0710.

By Order of the Board of Directors,
Kirk B. Davis
President and Chief Executive Officer

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SYMPHONIX DEVICES, INC.

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SYMPHONIX DEVICES, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Symphonix Devices, Inc., Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.    The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.    After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.    From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4.    The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.    If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.    If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7.    Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to January 31, 2005 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8.    After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9.    Adoption of this Plan by holders of a majority of the outstanding Common Stock shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

10.    In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Adoption of the Plan shall constitute approval of such payments by the stockholders of the Company.

11.    In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by a majority of the outstanding Common Stock shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

12.    The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.    Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.    The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ANNEX B

SYMPHONIX DEVICES, INC. FORM 10-K ANNUAL REPORT

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended: December 31, 2001

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

Commission File Number 000-23767

SYMPHONIX DEVICES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	77-0376250
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2331 Zanker Road, San Jose, California	95131-1109
(address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:

(408) 232-0710

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Title of class	Name of exchange on which registered
Common Stock, $.001 par value	NASDAQ

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_].

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [X]

The aggregate market value of voting stock held by non-affiliates of the registrant as of March 7, 2002 was approximately $19,900,000 based upon the last sales price reported for such date on the NASDAQ National Market System. For purposes of this disclosure, shares of Common Stock held by persons who hold more than 5% of the outstanding shares of Common Stock and shares held by officers and directors of the registrant, have been excluded in that such persons may be deemed to be affiliates. This determination is not necessarily conclusive.

At March 7, 2002, registrant had outstanding 35,597,490 shares of Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

The information called for by Part III of this Form 10-K is incorporated by reference to the definitive proxy statement for the annual meeting of stockholders of Symphonix which will be filed no later than 120 days after December 31, 2001.

PART I

This Annual Report on Form 10-K contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements that indicate what Symphonix “believes”, “expects” and “anticipates” or similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of Symphonix to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, the information contained under the captions Part I, Item 1, “Business,” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Additional Factors that May Affect Future Results” in this Annual Report. The reader is cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this Annual Report. Symphonix undertakes no obligation to publicly release the results of any revision of these forward-looking statements. The reader is strongly urged to read the information set forth under the captions Part I, Item 1, “Business,” and Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a more detailed description of these significant risks and uncertainties.

ITEM 1.    BUSINESS

Overview

Symphonix Devices, Inc. develops, manufactures and markets the Vibrant® Soundbridge™, a proprietary line of hearing devices for the management of hearing impairment, a medical disorder that affects approximately 28 million people in the United States alone. The device consists of two components. One component is implanted in the middle ear and the other component is an external device worn behind the ear. Accordingly, we refer to this type of Vibrant Soundbridge as semi-implantable. Our Soundbridge products employ a middle ear implant technology designed to vibrate the small bones in the middle ear, enhancing the natural hearing process. Our Soundbridge products are currently being marketed in Europe in conjunction with our European distribution partner, Siemens Audiologische Technik GmbH of Erlangen, Germany, and have been approved by the U.S. Food and Drug Administration for use in the United States. We believe that our Soundbridge technology overcomes the inherent limitations of traditional hearing devices and represents a novel approach in the management of hearing loss.

In September 1996, we initiated clinical trials of the first-generation Vibrant Soundbridge in both the United States and Europe. In March 1998, we received authorization to market and sell the Vibrant Soundbridge in the European Union, and we received FDA approval in August 2000. Through a technology alliance with Siemens, we have developed our fourth generation Vibrant Soundbridge, based on an 8-channel digital signal processor. As of December 2001, over 750 patients have been implanted with the Vibrant Soundbridge in over 100 centers in both the United States and Europe.

Symphonix Devices, Inc. was incorporated in California in May 1994 and reincorporated in Delaware in December 1997. Our principal executive offices are located at 2331 Zanker Road, San Jose, California 95131-1109 and our telephone number at that address is (408) 232-0710. Our common stock is traded on The NASDAQ National Market and is quoted under the symbol “SMPX.”

How the Ear Works

The human ear consists of three regions: the outer ear, the middle ear and the inner ear. The outer ear consists of the external auricle and the ear canal. The ear canal is a passageway through which sound waves reach the middle ear. The outer ear is separated from the middle ear by the tympanic membrane, commonly referred to as the eardrum. The middle ear is a chamber that contains three tiny bones, the malleus, the incus, and the stapes that together are known as the ossicles. The ossicles form a chain from the tympanic membrane to the inner ear. The inner ear includes the cochlea, which is a fluid-filled structure that contains a large number of delicate sensory hair cells that are connected to the auditory nerve.

As sound enters the ear canal, it is slightly amplified by the natural resonant characteristics of the ear canal. The sound waves cause vibration of the tympanic membrane and are transmitted to the fluid filling the inner ear by the motion of the ossicles. The waves created in the fluid pass through the snail-shaped cochlea and stimulate the delicate sensory hair cells. These hair cells generate electrochemical signals that are detected by the auditory nerve and are then subsequently interpreted by the brain as sound.

Sound is distinguished by frequency and intensity. The frequency of sound is perceived as pitch and is measured in cycles per second, or Hertz. The normal human ear perceives sounds in the range of 20 to 18,000 Hz, although most components of human speech are generally in the range of 400 to 4,000 Hz. A more subtle aspect of frequency is that certain letters of the alphabet are spoken at a different frequency than others. For example, certain consonants such as “m,” “n” and “g” and all vowels are spoken at relatively low frequencies while other consonants and sounds such as “t,” “s,” “f” and “sch” are spoken at higher frequencies. Accordingly, at a given volume, certain letters may be more audible than others.

The intensity of sound is perceived as loudness and is measured in decibels. The lowest level of intensity at which an individual perceives sound is known as the threshold of hearing. The range in decibels from a person’s threshold of hearing to the level at which the person perceives sound to be uncomfortably loud is known as the dynamic range. Both the threshold of hearing and the dynamic range vary with the frequency of sound. An individual with normal hearing can comfortably hear sounds ranging in intensity from approximately 30 dB to 100 dB. When an individual’s threshold of hearing is improved as a result of using a hearing instrument, the difference between the aided threshold level at a particular frequency and the unaided threshold level at that frequency is known as functional gain and is measured in decibels.

[Photograph of Anatomy of the Ear]

Hearing Impairment

Hearing impairment can adversely affect quality of life and psychological well being. Hearing-impaired people often withdraw from discussions and other social interactions to avoid frustration and embarrassment from not being able to fully participate in and understand conversations. Difficulty in communicating effectively can lead to negative emotions and attitudes, increased stress levels and reduced self-confidence, sociability and effectiveness in the workplace.

Approximately 28 million Americans are hearing-impaired. Hearing loss is one of the most prevalent chronic health conditions in the United States, affecting people of all ages, in all segments of the population, and across all socioeconomic levels. Hearing loss affects approximately 17 in 1,000 children under age 18. Incidence of hearing loss increases with age; approximately 314 in 1,000 people over age 65 have hearing loss. Hearing loss can be hereditary, or it can result from disease, trauma, or long-term exposure to damaging noise or medications. Hearing loss can vary from a mild but important loss of sensitivity, to a total loss of hearing.

Traditionally, statistics on hearing loss have shown seniors 65 years of age and older to be the most vulnerable age group with over 30% reporting hearing loss while approximately 10% in the 40 to 65 year age group acknowledge losses. This latter figure has increased as more and more baby boomers seek help for hearing-related issues.

Experts also agree that noise-induced hearing loss is to blame for most hearing loss for 40 and 50 year olds. Many of these baby boomers acknowledge that decibel-blasting rock and roll concerts in their youth have left lasting memories as well as permanent damage to the delicate hair cells in the inner ear which conduct electro-chemical impulses to the brain where they are deciphered as sounds. The National Institute on Deafness and Communication Disorders (NIDCD) reports that 20,000,000 Americans are exposed to hazardous noise levels in dangerously noisy environments.

Hearing impairment can be characterized according to its physiological source. There are two general categories of hearing impairment, conductive and sensorineural, although sometimes a combination of the two may arise. Conductive hearing impairment results from diseases or disorders that limit the transmission of sound through the outer and/or middle ear. Conductive hearing impairment is often treated surgically with an implanted prosthesis to replace part or all of the ossicles. Symphonix believes that people with a conductive hearing loss represent a small portion of the total hearing-impaired population.

Symphonix believes that sensorineural hearing impairment, which occurs in the inner ear and/or neural pathways, accounts for the vast majority of hearing impairment. In patients with sensorineural hearing impairment, the external and middle ear function normally. The sound vibrations pass undisturbed through the eardrum and ossicles, and fluid waves are created in the cochlea. However, because some or many of the delicate sensory hair cells inside the cochlea have degenerated or been damaged, the inner ear cannot detect the full intensity and quality of the sound. Sensorineural hearing impairment typically occurs as a result of aging, exposure to loud noise over a protracted period of time, or heredity.

Existing Therapies

The traditional approaches to managing sensorineural hearing impairment involve the use of hearing aids or cochlear implants. Hearing aids are commonly used to manage the mild to severe sensorineural hearing impaired population (approximately 24 million of the 28 million hearing-impaired people in the United States). Cochlear implants have been primarily used for the profound hearing-impaired segment of the market (less than 1 million people in the United States). However, both approaches have significant limitations in addressing their respective markets.

Hearing Aids

Hearing aids are acoustic devices that amplify sound before it reaches the ear drum and vibrates the middle ear ossicles. The first electrically-enhanced hearing aid was invented about a hundred years ago and consisted of a microphone, amplifier, battery and speaker. More recently, hearing aid manufacturers have increased the sophistication of sound processing, often using digital technology to provide features such as programmability and multi-band compression, allowing different degrees of amplification at different frequencies. Hand-held programmers have also been developed to compensate for the inability of hearing aids to adequately process sound in a variety of acoustic environments. In addition, as technology has enabled greater miniaturization, less obtrusive hearing aids have become available. Although there have been continued advancements in hearing aid technology, there are still many drawbacks:

Distorted sound quality.    Obstructing the ear canal with either all or part of the hearing aid creates an effect known as occlusion which is an alteration of the ear canal’s natural resonance that causes an unnatural and distorted sound.

Acoustic feedback.    Feedback is a high pitched squeal which results when a speaker and microphone are placed in close proximity and the sound from the speaker is loud enough to be picked up by the microphone. As hearing aids have been manufactured in smaller configurations, the problem of feedback has become inherently greater due to the closer proximity of the speaker to the microphone.

Background noise.    While hearing aid manufacturers continue to try and make their devices amplify speech only and not the “background noise”, this continues to be a major complaint of hearing aid users.

Social stigma.    Many hearing aid users and potential users perceive a strong social stigma related to wearing a hearing aid.

Discomfort.    Hearing aids have been manufactured in smaller configurations in an attempt to address the perceived social stigma associated with wearing these devices. Since a tight fitting ear piece is required for optimal performance, the smaller versions of these devices must be placed deeper in the ear canal, which can cause substantial discomfort. Additionally, aging populations have increasing skin sensitivity which increases earmold discomfort in the ear canal.

Reliability.    Hearing aids require frequent maintenance, in part due to their placement in the ear canal, where earwax can cause problems with the speaker or dampen the sound produced by the hearing aid. Hearing aids generally have to be replaced every three or four years, because of loss, damage or obsolescence. The need for periodic replacement increases the lifetime cost of wearing a hearing aid. Traditionally, most hearing aid users have paid for these devices directly.

Largely as a result of these problems, hearing aid manufacturers experienced product return rates of approximately 20% in 1999. In addition, approximately 16% of those who have purchased hearing aids report that they never wear their hearing aids. However, despite the inherent limitations of hearing aids, approximately 2.0 million new hearing aids were sold in the United States in 2001.

Cochlear Implants

Cochlear implants were originally developed for people who have a profound hearing loss, approximately one million people in the United States alone. The cochlear implant is inserted into the inner ear in an invasive and non-reversible surgery that can destroy pre-surgery, unaided hearing (residual hearing). The implant electrically stimulates the auditory nerve through an electrode array that provides audible cues to the user which are not interpreted by the brain as normal sound. Users generally require intensive and extended counseling, speech therapy, and auditory training following surgery to be able to properly interpret these cues and to achieve benefit. Best results are achieved with adults whose hearing loss develops later in life and with children. Recently, some cochlear implants have been indicated for severe hearing loss. However, cochlear implants have been controversial both because of strong resistance from portions of the deaf community and because of the potential irreversible nature of the surgery in which the cochlea is invaded and residual hearing is destroyed. Accordingly, Symphonix does not believe that cochlear implants will achieve significant market penetration beyond their initial indication of profound hearing impairment. Symphonix estimates that the worldwide market for cochlear implant devices was approximately $150 million in 2000.

The Symphonix Solution

Symphonix has developed a proprietary semi-implantable Soundbridge for the management of moderate to severe hearing impairment. The Soundbridge families are based on our patented core technology, the Floating Mass Transducer™, or FMT™. The FMT is a tiny transducer that is designed to enhance hearing by precisely mimicking and amplifying the movements of the ossicles. While conventional approaches have indirectly driven the ossicles by amplifying sound in the ear canal to increase the vibrations of the tympanic membrane (ear drum), the FMT is attached directly to the ossicles and enhances the natural movement of these vibratory structures. This, in turn, enhances stimulation of the delicate sensory hair cells in the inner ear. With the Vibrant Soundbridge, the FMT receives electrical signals from an Audio Processor™. The Audio Processor picks up sound from the environment and converts that sound into electrical signals which are then transmitted to an implant under the skin.

The Vibrant Soundbridge is implanted in a one and one-half hour surgery that can be performed on an outpatient basis utilizing techniques similar to those employed in routine otologic procedures. Based on clinical results, the Soundbridge has the following advantages over hearing aids and cochlear implants:

Does not significantly affect the patient’s residual hearing.    This means that the unaided hearing level after surgery is equivalent to the pre-surgery, unaided hearing level.

Improves overall sound quality and clarity.    By leaving the ear canal unobstructed and the natural resonance undisturbed, a more natural sound quality over a broader range of frequencies is obtained.

Improves fit and comfort.    No part of the Vibrant Soundbridge is inserted in the ear canal, resulting in increased comfort for users of the Vibrant Soundbridge.

Reduces acoustic feedback.    Since the Vibrant Soundbridge mechanically drives the ossicles, it virtually eliminates acoustic feedback.

Increases functional gain.    Users are able to experience greater output, or intensity, from their Soundbridge as compared to their hearing aid. As a result, their threshold level of hearing is improved.

Improves a patient’s satisfaction and perceived benefit in both everyday and challenging listening situations.    Patients are more satisfied with their hearing in many difficult listening environments, like those with background noise, as well as those in which they communicate directly with friends.

Reduces maintenance issues.    Since no components of the Vibrant Soundbridge are in the ear canal, the reliability problems caused by wax and moisture are eliminated.

Strategy

Our objective is to establish the Soundbridge technology as the standard of care worldwide for the management of mild to severe hearing impairment. The key elements of our strategy are:

Demonstrate improved functional performance and quality of life.    We intend to promote the potential benefits of our products to the broad hearing-impaired population in order to reach the large number of people who are not being adequately treated for their medical disorder today. We believe that by demonstrating improvement in a patient’s performance in a variety of listening environments, quality of life will increase and the Soundbridge will become a highly-differentiated approach to managing hearing impairment.

Develop broad awareness of Soundbridge technology within the otology, audiology and hearing-impaired communities.    We are positioning the Soundbridge as a technologically-advanced surgical implant that addresses an unmet clinical need, creating a new option for the hearing-impaired. As its first stage of market development, Symphonix targeted otologists, a segment of the broader ENT population that specializes in ear surgery.Symphonix has focused on establishing partnerships with a core number of otologists in large metropolitan areas to offer the Soundbridge in their practices in order to establish a foundation prior to initiating marketing programs to drive patient flow. Now that this initial number of otologists is set up, we have started the next stage of our market development. Symphonix is now extending its marketing efforts to audiologists—the health professionals who assess hearing problems and recommend hearing devices—and directly to those suffering hearing loss.

Support establishment of referring relationships.    Generally, there are not pre-existing referring relationships between audiologists, the hearing healthcare professionals who dispense hearing aids and otologists, the ear surgeons who implant our device. Symphonix is focusing on establishing these referral networks and supporting them so that audiologists and otologists will work together to offer the Vibrant Soundbridge to patients and support patients who go forward with having the device implanted.

Leverage Symphonix’s patented core technology.    Symphonix intends to leverage its patented core FMT technology to develop next-generation Soundbridge devices. We intend to dedicate resources to continued research and development to further develop our core technology and to expand the medical indications for this technology. To further enhance system development, Symphonix intends to continue to leverage technology developed by Siemens, particularly in the area of signal processing, in accordance with the existing technology alliance between Siemens and Symphonix.

Protect and enhance Symphonix’s proprietary position.    Symphonix intends to continue to aggressively pursue protection for its proprietary technologies and products. Symphonix has 17 patents issued in the United States, 2 patents issued internationally and 5 patent families and 49 U.S. and international patents pending for a number of fundamental aspects of the FMT and related technologies.

Existing Products and Products In Development Stage

Symphonix has developed a proprietary semi-implantable Soundbridge, utilizing its core FMT technology to manage hearing impairment. We believe that our semi-implantable Soundbridge, the Vibrant Soundbridge, will enable us to address a significant portion of the moderate to severe hearing impairment market currently not satisfied with traditional hearing aid devices. The semi-implantable Soundbridge family utilizes the same implant, with differences in function being provided by modifications to the external Audio Processor, its software and/or programming platform. Utilization of a common implant will allow a user to upgrade the Audio Processor if a user’s hearing changes over time, or as external processing technology continues to improve.

In addition, Symphonix has under development a totally implantable Soundbridge, which is being designed to be completely implanted under the skin with no external components. Although Symphonix has completed served milestones the development of the totally implantable Soundbridge, it has decided to limit further development of the totally implantable Soundbridge in order to manage its existing capital and focus its resources on marketing the semi-implantable Soundbridge family.

The following table describes the current portfolio of Soundbridges available, or under development, by Symphonix and their regulatory status:

Soundbridge Family	Product Descriptions	Hearing Loss Addressed
FDA & EU APPROVED
Semi-implantable (Vibrant Soundbridge)	Second generation semi-implantable hearing device with programmable dual channel analog signal processing	Moderate to severe
	Third generation semi-implantable hearing device, with programmable 3 channel digital signal processing.	Moderate to severe
	Fourth generation semi-implantable hearing device, with programmable 8 channel digital signal processing, PC-based programming	Moderate to severe
CLINICAL TRIALS COMPLETED
Semi-implantable (Vibrant Soundbridge)	Expanded inclusion criteria for the semi-implantable Soundbridge includes people with a mild to severe sensorineural hearing loss.	Mild to severe
DEVELOPMENT STAGE
Totally Implantable	Designed to be completely implanted under the skin with no external components, PC-based programming	Mild to severe

The Vibrant Soundbridge has both external and implantable components. The external Audio Processor consists of (i) a microphone that picks up sound from the environment, (ii) sound processing circuitry that converts the sound to an electronic signal and modulates the signal to reduce potential noise interference from broad band electromagnetic fields, (iii) a small 1.5 volt battery that powers the device and (iv) a round magnet. The Audio Processor is placed on the head behind the ear and is held in place by magnetic attraction to an implanted receiver, the Vibrating Ossicular Prosthesis, or VORP™. The Audio Processor is small enough to be concealed by most users’ hair.

The VORP converts the electronic signal to a mechanical vibration of the ossicles in the middle ear. The VORP consists of (i) a receiver unit that receives the modulated electronic signal through the skin from the external Audio Processor and extracts the appropriate drive signal for the FMT, (ii) a conductor link that connects the implanted receiver unit to the FMT and (iii) the FMT, which is attached to the incus using a titanium clip. All of these components are insulated from body chemistry using well established implantable device materials used in pacemaker and implantable defibrillator systems.

The FMT is a tiny transducer, approximately 2mm in length, which comprises a permanent magnet suspended within a titanium housing. A coil surrounding the housing generates a small electromagnetic field based on the signal received from the VORP’s receiver unit. The electromagnetic interaction of the magnet and the coil creates a mechanical vibration of the entire FMT. This vibration mimics and enhances the natural movement of the ossicles, which in turn generates enhanced stimulation of the sensory hair cells of the inner ear. A critical element of the proprietary FMT design is the proximity of the magnet to the electromagnetic field that causes the magnet to vibrate. By keeping the magnet and the coil close together, the FMT maximizes electromagnetic coupling while minimizing power consumption.

The surgical procedure for the implantation of the Vibrant Soundbridge involves techniques that are similar to those employed in other common otologic procedures. The internal receiver unit is implanted behind the ear, under the skin and muscle. The conductor link connecting the receiver unit to the FMT is placed through the excavated mastoid bone. These steps are similar to those required for the surgical placement of a cochlear implant receiver. In the middle ear, the FMT is attached to the ossicles in a manner similar to the way otologists have traditionally attached ossicular prostheses for management of conductive hearing loss to date, and consequently, training of the surgeons to perform the procedure has been straightforward. The procedure may be performed on an outpatient basis, and generally can be performed in about one and one-half hours. Approximately eight weeks following the surgery, an audiologist fits the Audio Processor with the appropriate sound processing settings. Symphonix’s approved labeling from the FDA states that all results from the clinical trials are based on implantation in one ear. This will generally be the ear with the poorest unaided functional hearing. Based on clinical experience to-date, we believe that the surgical procedure can be reversed without damage to the patient’s residual hearing.

Existing Products—The Semi-Implantable Vibrant Soundbridge Family

The Vibrant P, Model 302 Soundbridge is designed to provide, through programming adjustments, a degree of customization to address the specific needs of a particular user’s hearing loss, thereby permitting a broad range of hearing losses to be managed. At the time of fitting, the Audio Processor is connected to a hand-held programming unit that allows the audiologist to separately adjust the low and high frequency responses of the Audio Processor. This permits customization to the patient’s needs in both the low and high frequency channels commensurate with their specific hearing loss characteristic.

We received approval to affix the CE mark to the Vibrant P, Model 302 Soundbridge in March 1998 and commenced selling activities in the European Union at that time. In the United States, the Premarket Approval was granted by the FDA in August 2000. The Vibrant P, Model 302 Soundbridge has superseded the first generation semi-implantable Soundbridge.

Symphonix has been implanting patients with mild to severe hearing losses in Europe since July 1998 when approval was given to affix the CE mark for the expanded criteria (mild to severe). In the U.S., patient enrollment in the clinical trial for this extension of inclusion criteria has been completed and is pending FDA approval which we expect in 2002.

The Vibrant D, Model 304 Soundbridge is similar to the Vibrant P, Model 302 Soundbridge, but is designed to permit an improved degree of customization to address the specific needs of a particular user’s hearing loss, through digital signal processing. Fully automatic and independent sound processing in three separate frequency channels is provided. At the time of fitting, the Audio Processor is connected to a programming unit that allows the audiologist to adjust separately the low, middle and high frequency responses. This sophisticated system is capable of analyzing sound and automatically adjusting the Soundbridge’s response.

Symphonix received approval to affix the CE mark to the Vibrant D, Model 304 Soundbridge in May 1999 and commenced selling activities in the European Union in June 1999. In the United States, the Premarket Approval was granted by the FDA in August 2000.

During 1999, Symphonix entered into an OEM Supply and Technology Agreement with Siemens. In accordance with this agreement, Siemens agreed to supply Symphonix its most advanced digital signal processing technology for use in Symphonix products. Additionally, Siemens agreed to license to Symphonix its state-of-the-art programming platform, known as the CONNEXX™ programming system.

Utilizing this new signal processing technology from Siemens, Symphonix has developed a fourth generation Audio Processor similar to the Vibrant D Soundbridge Model 304, but designed to permit an even greater degree of customization to address the specific needs of a particular user’s hearing loss. This latest digital processing technology incorporates eight separate frequency channels that can be individually adjusted or adjusted in combinations of channels. At the time of fitting, the Audio Processor is connected to a programming unit that allows the audiologist to independently adjust each of the eight frequency response channels, providing more optimal tuning of the Soundbridge response to the patient’s particular hearing loss. This sophisticated system, based on Siemens DSP technology, is capable of continuously analyzing sound and automatically adjusting the Soundbridge’s response. This system incorporates new programming technology (CONNEXX) that will allow the audiologist to program the Audio Processor with greater flexibility and accuracy using a PC-based programmer. It is intended to provide automated algorithms for assisting the audiologist to more quickly and easily achieve the desired Soundbridge response.

Symphonix was authorized to begin marketing the Vibrant D, Model 404 Audio Processor in Europe in May of 2000 and commenced selling activities in the European Union shortly thereafter. In the United States, the Premarket Approval was granted by the FDA in January 2001.

Product in Development Stage-Totally Implantable Soundbridge Family

Symphonix has under development versions of the Soundbridge for the management of mild to severe hearing impairment that are totally implantable with no external components. The essential function of the FMT for these products is the same as in the semi-implantable Soundbridge products. However, all the functions currently performed by the external Audio Processor have been designed to be performed by implanted components. Symphonix believes that the totally implantable Soundbridge, if successfully developed, will be applicable especially for people who are particularly physically active or who are concerned about aesthetics. In 2001, Symphonix completed several key milestones on the totally implantable Vibrant Soundbridge. However, in order to manage its existing capital it is focusing its resources on marketing the semi-implantable Vibrant Soundbridge; thus, Symphonix has decided to limit further development of the totally implantable Vibrant Soundbridge until management determines that conditions warrant increasing investment.

We cannot assure you that Symphonix’s product development efforts with respect to the totally implantable Vibrant Soundbridge will be successfully completed, that Symphonix will in the future invest significant resources and capital to its totally implantable development efforts, or that products, if introduced, will achieve market acceptance.

Sales and Marketing

United States

In the United States, the primary market for Symphonix’s products, the market is well-defined and easily identified. It consists of three constituents: 1) otologists, 2) audiologists and 3) those suffering from hearing loss. The first of the three constituents, otologists, are a segment of the ear, nose and throat, or ENT, group of doctors who specialize in ear surgery. Symphonix believes that there are approximately 400 otologists practicing in the U.S. Symphonix launched its product to the U.S. otology community at the annual American Academy of Otolaryngology conference in late 2000 and throughout 2001. Symphonix has initially targeted key otologists in large metropolitan areas and worked with them to offer the Soundbridge in their practices. Symphonix believes the response to the Soundbridge has been very favorable by the otology community both because the otologists see the benefits of the Soundbridge for those seeking an alternative to a hearing aid and because of the potential increase in patient flow to their practices. Symphonix is currently working with over 50 otologists. Because the surgical procedure for implanting the Soundbridge is similar to other procedures performed by otology centers, Symphonix has found that surgical training is minimal.

The second of the three constituents, audiologists, are the health professionals who assess hearing problems and recommend hearing devices. There are approximately 7,000 professional audiologists and an additional 3,000 dispensers of hearing aids. Those who suffer from hearing loss generally seek out an audiologist for testing for the type and severity of the hearing loss they have. The audiologist generally performs an audiogram on the patient to make the assessment of hearing loss. Once the audiogram is complete and the hearing loss defined, most often, the audiologist will recommend a solution for the patient, generally an acoustic hearing aid. Once they have purchased their hearing aid, most patients will need to see their audiologists three to four times a year for ongoing maintenance issues associated with acoustic hearing aids. Additionally, given that most hearing aids have a useful life of approximately three to four years, those currently with hearing aids will return to their audiologist to purchase new hearing aids about every three to four years. Symphonix is targeting audiologists as the key referral source for patient flow to the otologists. Symphonix believes audiologists will be compelled to refer patients to otologists for several reasons. They will see the benefit that the Soundbridge can bring to those patients in their practice who are looking for an alternative to a hearing aid; they believe that by being one of the first practices to offer this new implantable technology, they will better differentiate their practices from their competitors; they will have an ability to attract new patients who refuse to wear hearing aids; and finally, it will bring increased revenue and profitability to their practices. The audiologist will sell the external component of the Soundbridge much like they sell an acoustic hearing aid. The audiologist will program the device and be responsible for the ongoing management of the patient after the post operative follow up with the otologist is completed. Symphonix is initially targeting those audiologists in large metropolitan areas with large practices and are in close geographical proximity to an otologist who is offering the Soundbridge in their practice. Symphonix launched its outreach program to key audiologists in the second half of 2001. Symphonix expects this effort to continue to be an area of focus in 2002 and beyond.

To date, Symphonix believes that audiologists it has targeted and done outreach programs with are receptive to offering the Vibrant Soundbridge in their day to day practices. However, Symphonix believes that audiologists will only begin to actively offer the Vibrant Soundbridge in their day to day practice once they have had a small number of patients have the device implanted and post activation of the device are able to assess the patient’s satisfaction with the device.

While Symphonix believes that some of its patient flow will come directly from otology practices, it believes that most of its patient flow will come from patients referred from an audiologist to an otologist. Generally, there are not pre-existing referral networks between audiologists and otologists. A main focus of Symphonix is to foster these referring relationships so that audiologists will refer patients to the otologist for the surgical implant of the device. Symphonix believes that these two constituents will see the benefits of a referring relationship as mutually beneficial and in the best interest of the patient. To date, Symphonix has seen a willingness of these two constituents to establish referring relationships.

The last of the three constituents is those who suffer from hearing loss. There are approximately 28 million people who suffer from hearing loss in the U.S. and the majority suffer from moderate to severe sensorineural hearing loss. There are just under 6 million hearing aid owners in the U.S. Because the Soundbridge is a new product and not widely known by those who suffer with hearing loss, outreach programs are needed for potential patients to be made aware of its benefits. Symphonix believes the best way to initially create awareness is through the audiologists, otologists, seminars, and advertising.

Europe

In December 1999, Symphonix established a distribution partnership with Siemens covering most of the markets in Europe. As of January 1, 2001, Siemens assumed full distributorship for the European market. Symphonix believes this partnership will significantly enhance its presence, especially within the audiology community.

Symphonix’s initial selling efforts in Europe have been targeted primarily at those ENT surgeons specializing in otology. Symphonix intends to continue to market its products to these specialists; however, with the Siemens agreement, Symphonix also plans to focus on referring physicians, audiologists, the general population of ENT physicians and potential patients in an attempt to increase the patient flow to the otology centers.

Research and Development

Symphonix had 12 employees engaged in research and development, including regulatory and clinical affairs, as of December 31, 2001. Symphonix’s research and development has focused on developing its patented core FMT technology, developing its family of Vibrant Soundbridges including a totally implantable version and conducting appropriate clinical testing. Symphonix expended approximately $6.1 million, $7.1 million and $7.8 million for the years ended December 31, 2001, 2000, and 1999, respectively, on research and development. Due to limiting the development of the totally implantable Vibrant Soundbridge, Symphonix anticipates that it will reduce its level of expenditures in research and development in the coming year. Furthermore, the number of employees in research and development is expected to decrease during 2002 as major projects are completed.

Manufacturing

Symphonix currently manufactures its products for commercial sales in the United States and Europe. The manufacture of Symphonix’s Soundbridges is a complex operation involving a number of separate processes, components and assemblies. Each device is assembled and individually tested by Symphonix. The manufacturing process consists primarily of assembly of internally manufactured and purchased components and subassemblies, and certain processes are performed in an environmentally controlled area. After completion of the manufacturing and testing processes, a sub-contracted supplier sterilizes the implantable devices. Symphonix has no experience manufacturing its products in the volumes or with the yields that will be necessary for Symphonix to achieve significant commercial sales, and there can be no assurance that Symphonix can establish high volume manufacturing capacity or, if established, that Symphonix will be able to manufacture its products in high volumes with commercially acceptable yields. Symphonix will need to expend significant capital resources and develop manufacturing expertise to establish commercial-scale-manufacturing capabilities. Symphonix’s inability to successfully manufacture or commercialize its Soundbridges in a timely manner could have a material adverse effect on Symphonix’s business, financial condition and results of operations.

Raw materials, components and subassemblies for Symphonix’s Soundbridges are purchased from various qualified suppliers and are subject to stringent quality specifications and inspections. Symphonix conducts quality audits of its key suppliers, several of whom are experienced in the supply of components to manufacturers of hearing devices and implantable medical devices, such as pacemakers, defibrillators and drug delivery pumps. A number of components and subassemblies, such as silicone, signal processing electronics and implant packaging is provided by single source suppliers. Certain components of the Vibrant Soundbridges are provided by sole source suppliers. None of Symphonix’s suppliers is contractually obligated to continue to supply Symphonix nor is Symphonix contractually obligated to buy from a particular supplier. For certain of these components and subassemblies, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components and subassemblies could not be accomplished quickly. In addition, if Symphonix wishes to significantly modify its manufacturing processes or change the supplier of a critical component, additional approvals will be required from the FDA before the change can be implemented. Because of the long lead time for some components and subassemblies that are currently available from a single source, a supplier’s inability or failure to supply such components or subassemblies in a timely manner or Symphonix’s decision to change suppliers could have a material adverse effect on Symphonix’s business, financial condition and results of operations.

Symphonix’s manufacturing facilities are subject to periodic inspection by regulatory authorities worldwide. In particular, its operations must undergo Quality System, or QS, regulation compliance inspections conducted by the FDA and corresponding state agencies as well as compliance inspections from our European notified body. Symphonix has been inspected by the Food and Drug Branch of the California Department of Health Services and a Device Manufacturing License has been issued to Symphonix. Symphonix has been FDA QS audited and certified and has also been inspected and recertified by our European notified body. Symphonix will be required to continually comply with the QS regulation requirements in order to produce products for sale in the United States and with applicable quality system standards and directives in order to produce products for sale in the EU. Any failure of Symphonix to comply with the QS regulation or applicable standards and directives may result in Symphonix being required to take corrective actions, such as modification of its policies and procedures. Pending such corrective actions, Symphonix could be unable to manufacture or ship any products, which could have a material adverse effect on Symphonix’s business, financial condition and results of operations.

Competition

The medical device industry and the acoustic hearing aid market are subject to intense competition in the United States and abroad. We believe our products will compete primarily with hearing aids. Principal manufacturers of acoustic hearing aids include Siemens Hearing Instruments, Inc., Starkey Laboratories Inc., GN ReSound Inc., Oticon, Inc., Widex Hearing Aid Co., Inc., Sonic Innovations and Phonak Inc. Our products may not be as reliable or effective as established hearing aid products. If our products are not perceived as high quality, reliable and effective alternatives to conventional hearing aids, we may not successfully compete with established hearing aid products. Our competitors may also develop technologies and products in the future that are more reliable and effective and less expensive than those being developed by us or that do not require surgery.

Several companies have active research and development and marketing programs related to direct drive devices, which employ a middle ear implant designed to vibrate the small bones in the middle ear for sensorineural hearing loss. This type of hearing loss is the most common form of hearing loss that affects the majority of the 28 million people in the United States who suffers from hearing loss. Otologics, LLC, has developed a semi-implantable direct drive device for sensorineural hearing loss called the Middle Ear Transducer (MET). This device has begun the FDA regulatory process and initiated multicenter clinical trials. Otologics has recently obtained the CE Mark in Europe that allows the company to market and sell its product in Europe. Symphonix believes that St. Croix has begun clinical trials in Europe and has recently received an IDE approval to begin clinical studies on its fully implantable pizo electric device for sensorineural hearing loss. Soundtec, Inc., has completed clinical trials in the United States on a hybrid implantable/ear canal based hearing aid and has recently obtained FDA approval to market their product in the U.S. In addition, some large medical device companies, some of which are currently marketing implantable medical devices, may develop programs in hearing management. Many of these companies have substantially greater financial, technical, manufacturing, marketing and other resources than we have. If we fail to compete effectively with any or all of these companies and products, we will not achieve profitability.

Symphonix believes that the primary competitive factors in the hearing management market will be the quality of the hearing enhancement, safety, whether surgery is required, reliability, endorsement by the surgeon and audiology communities, patient comfort, cosmetic result and price. Symphonix believes that it will be competitive with respect to these factors. Nonetheless, because Symphonix’s products are either under development or in the very early stages of commercialization, the relative competitive position of Symphonix in the future is difficult to predict.

The medical device industry is characterized by rapid and significant technological change. Accordingly, Symphonix’s success will depend also in part on its ability to respond quickly to medical and technological change and user preference through the development and introduction of new products that are of high quality and that address patient and surgeon requirements.

Patents and Proprietary Technology

Symphonix holds 17 U.S. and 2 international patents and have a number of pending patent applications in the United States and internationally. These patents and applications cover the FMT—the key component of the Vibrant Soundbridge, invented by Symphonix Chief Technology Officer Geoff Ball—and the surgical method for installing the system. They also cover an implantable microphone—the technology used to produce microphones that can operate under the skin without external components.

Additionally, Symphonix has 5 patent families and 49 U.S. and international patents pending for technologies capable of treating all major types of hearing loss. Symphonix’s success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets, and to operate without infringing or violating the proprietary rights of others.

The patent positions and trade secret provisions of medical device companies, including those of Symphonix, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from pending applications or from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to Symphonix, that any of Symphonix’s patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by Symphonix. Since patent applications are secret until patents are issued in the United States or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, Symphonix cannot be certain that it was the first to file patent applications for such inventions.

Third-Party Reimbursement

Symphonix believes that the internal portion of its product will generally be purchased by hospitals and otology practices upon the recommendation of an otologic surgeon and the external portion will generally be purchased by audiologists. In the United States, hospitals, physicians and other health care providers that purchase medical devices generally rely on third-party payors, principally Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement for health care costs, to reimburse all or part of the cost of the procedure in which the medical device is being used. Such third-party payors have become increasingly sensitive to cost containment in recent years and place a high degree of scrutiny on coverage and payment decisions for new technologies and procedures.

Hearing aids, which do not involve surgery and, in certain cases, are exempt from the requirement for 510(k) approval, are generally not reimbursed, although a modest reimbursement is provided under certain insurance plans. Traditionally, hearing aid users have paid for these devices directly. For cochlear implants, however, which are technologically advanced and FDA-approved through the PMA process for the treatment of profound hearing impairment, a reimbursement is available for the device, the audiological testing, and the surgery. Similarly, reimbursement is available for ossicular replacement prostheses that are FDA-cleared for the treatment of conductive/mixed hearing loss.

Symphonix is pursuing reimbursement for the Soundbridge, based primarily on surgeon endorsement as a medical necessity. Other factors include demonstrated performance of the Soundbridge and quality of life improvement. Quality of life issues were included in Symphonix’s clinical trial to provide data in support of this reimbursement strategy. Recently, Symphonix has had a small number of cases covered by third-party payors. However, Symphonix may not obtain wide spread reimbursement for its product from private insurers.

Certain third-party payors are moving toward a managed care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these third-party payors may be independent of the hospital’s cost incurred for the specific case and the specific devices used. Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products. Failure by physicians, hospitals and other potential users of Symphonix’s products to obtain sufficient reimbursement from third-party payors for the procedures in which Symphonix’s products are intended to be used could have a material adverse effect on Symphonix’s business, financial condition and results of operations.

Third-party payors that do not use prospectively fixed payments increasingly use other cost-containment processes or require various outcomes data that may pose administrative hurdles to the use of Symphonix’s products. In addition, third-party payors may deny reimbursement if they determine that the device used in a procedure is unnecessary, inappropriate, experimental, used for a non-approved indication or is not cost-effective. Potential purchasers must determine that the clinical benefits of Symphonix’s products justify the additional cost or the additional effort required to obtain prior authorization or coverage and the uncertainty of actually obtaining such authorization or coverage.

Market acceptance of Symphonix’s products and products currently under development in international markets is dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. Symphonix believes that in Europe, the primary source of funding for products such as Symphonix’s products is the various government sponsored healthcare programs. Siemens has filed on behalf of Symphonix reimbursement dossiers for the Vibrant Soundbridge in France and in a number of provinces in Germany. However, requirements for the granting of reimbursement are not clearly specified and failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of Symphonix’s products in the EU as well as in international markets in which such approvals are sought.

Symphonix believes that in the future reimbursement will be subject to increased restrictions both in the United States and in international markets. Symphonix believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both foreign and domestic, to reduce the cost of products and services, including Symphonix’s products and products currently under development. The unavailability of third-party payor coverage or the inadequacy of reimbursement could have a material adverse effect on Symphonix’s business, financial condition and results of operations.

Product Liability

Symphonix’s business involves the inherent risk of product liability claims. Symphonix maintains limited product liability insurance at coverage levels which Symphonix believes to be commercially reasonable and adequate given Symphonix’s current operations. However, there can be no assurance that such insurance will continue to be available on commercially reasonable terms, or at all, or that such insurance will be adequate to cover liabilities that may arise. Any claims that are brought against Symphonix could, if successful, have an adverse effect on Symphonix’s business, financial condition and results of operations.

Employees

At December 31, 2001, Symphonix had 49 employees. Of these employees, 12 were in research and development, including regulatory and clinical affairs, 10 were in manufacturing and quality assurance and 27 were in administration, sales and marketing. None of Symphonix’s employees are covered by a collective bargaining agreement and Symphonix believes that it maintains good relations with its employees.

Scientific Advisory Board

Symphonix established 2 scientific advisory boards. The Audiology Advisory Board consists of six leading audiologists. This board brings an audiological perspective to clinical protocol issues, audiological testing, interpretation of results, marketing strategy and consumer issues. The Medical Advisory Board consists of five otologists of worldwide prominence. These physicians review patient-related issues, provide feedback on product designs and assist with product and protocol development. In addition to periodic meetings of the boards, members of the boards are available on an individual basis to consult with Symphonix. Symphonix also uses its clinical investigator surgeons as advisors and from time to time holds investigator meetings to discuss results, surgical techniques and product enhancements.

ITEM 2.    PROPERTIES

Symphonix’s principal administrative, manufacturing and research and development facility occupies approximately 30,500 square feet in San Jose, California, pursuant to a lease that expires in December 2002.

ITEM 3.    LEGAL PROCEEDINGS

Symphonix has filed a complaint against Soundtec, Inc., the Central Ear Research Institute (CERI) and three senior Soundtec executives in late 2001 alleging actions that include misappropriation of trade secrets, breach of contract and inducing breach of contract. Central to the complaint is Symphonix’s contention that Soundtec and its three executives utilized Symphonix’s confidential, proprietary and trade secret information to develop and market the Direct System™, Soundtec’s implantable middle ear hearing device. Prior to their tenure at Soundtec, the three executives named in the complaint were employed by CERI, which, in December 1994, entered into an agreement to undertake a research and development project with Symphonix on the development of an implantable hearing device. The agreement permanently transferred exclusive rights to Symphonix for all technology developed during the research period. It further required that CERI disclose and permanently transfer rights to Symphonix for all improvements invented, development or otherwise acquired by CERI for five years after termination of the agreement. Two of the named executives in the complaint executed this agreement on CERI’s behalf. Soundtec was founded in March 1997, five months after CERI terminated its agreement with Symphonix. Among other requests, Symphonix is seeking to restrain Soundtec from selling its Direct System device for a period of two years and to collect related damages.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5.    MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Symphonix’s common stock is traded on the NASDAQ National Market under the symbol “SMPX”. The following table sets forth, for the periods indicated, the range of the low and high sales prices for Symphonix’s common stock as reported on the NASDAQ National Market.

	High	Low
Fiscal 2000:
First Quarter	$6.44	$3.25
Second Quarter	$6.50	$2.88
Third Quarter	$9.94	$3.63
Fourth Quarter	$5.25	$1.25
Fiscal 2001:
First Quarter	$3.75	$1.03
Second Quarter	$2.25	$1.06
Third Quarter	$1.30	$0.36
Fourth Quarter	$0.46	$0.24

As of March 7, 2002, there were approximately 4,000 holders of record of the common stock. On March 7, 2002, the last reported sale price on the NASDAQ National Market for the common stock was $0.56.

Symphonix has not declared or paid any cash dividends on its common stock. Symphonix presently intends to retain earnings, if any, for use in its business and therefore does not anticipate paying cash dividends in the foreseeable future.

ITEM 6.    SELECTED FINANCIAL DATA

SELECTED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

The consolidated statement of operations data for each of the three years in the period ended December 31, 2001 and the consolidated balance sheet data at December 31, 2001 and 2000 are derived from the audited consolidated financial statements included in this report. The consolidated statement of operations data for each of the two years in the period ended December 31, 1998 and the consolidated balance sheet data at December 31, 1999, 1998 and 1997 are derived from audited financial statements not included in this report. Our historical results are not necessarily indicative of results to be expected for future periods. The consolidated financial data set forth below should be read in conjunction with the accompanying consolidated financial statements of Symphonix and related notes thereto, and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	Year Ended December 31,
	2001	2000	1999	1998	1997
Consolidated Statements of Operations Data:
Revenues	$2,020	$1,247	$331	$597	$—

Costs and expenses:
Costs of goods sold	4,280	3,094	4,078	1,663	—
Research and development	6,104	7,119	7,848	8,322	6,401
Selling, general and administrative	9,158	8,654	5,847	5,633	2,065

Total costs and expenses	19,542	18,867	17,773	15,618	8,466

Operating loss	(17,522)	(17,620)	(17,442)	(15,021)	(8,466)
Interest income, net	793	463	763	1,375	475

Net loss	$(16,729)	$(17,157)	$(16,679)	$(13,646)	$(7,991)

Basic and diluted net loss per common share	$(0.60)	$(1.18)	$(1.35)	$(1.24)	$(3.10)

Shares used in computing basic and diluted net loss per common share	27,798	14,594	12,393	10,987	2,579

	December 31,
	2001	2000	1999	1998	1997
Consolidated Balance Sheet Data:
Total assets	$15,155	$34,030	$17,934	$28,695	$13,141
Working capital	$9,033	$25,878	$11,256	$21,791	$9,554
Long-term debt and capital lease obligations	$500	$1,000	$1,508	$2,098	$2,325
Stockholders’ equity	$9,288	$25,519	$10,655	$23,875	$8,463

ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations which express that Symphonix “believes”, “anticipates” or “plans to” as well as other statements which are not historical fact, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially as a result of the risks and uncertainties described herein and elsewhere including, in particular, those factors described under “Business” and “Additional Factors That Might Affect Future Results.”

Symphonix has developed a family of proprietary implantable Soundbridges for the management of mild to severe hearing impairment. Symphonix’s family of Vibrant Soundbridges is based on its patented core FMT technology. Late in 2000, Symphonix received approval from the Food and Drug Administration to commercially market its product in the United States. Subsequent to FDA approval, the product was successfully launched to the otology community. Otologists are ear surgeons within the ear, nose and throat group of doctors.

Symphonix has established a United States sales and marketing organization which, as of December 31, 2001, was comprised of nineteen (19) sales, marketing and clinical support personnel. Symphonix has initiated marketing efforts focused on otologists, audiologists—the health professionals who assess hearing problems and recommend hearing devices—and directly to those suffering hearing loss.

Symphonix received the authorization to affix the CE Mark to the first generation Vibrant Soundbridge and the second generation Vibrant P, Model 302 Soundbridge in March 1998. Authorization to affix the CE Mark to the Soundbridge and the Vibrant D, Model 304 Soundbridge was received in July 1998 and in May 1999, respectively. Symphonix began selling activities for the Vibrant P, Model 302 Soundbridge and for the Vibrant D, Model 304 Soundbridge in the European Union in March 1998 and in June 1999, respectively. In August 2000, Symphonix received FDA approval for its premarket approval application, or PMA, for the Vibrant P, Model 302 and Vibrant D, Model 304 Soundbridges. In October 2000, Symphonix received its device license for the Vibrant Soundbridge from Health Canada. Symphonix was authorized to begin marketing the Vibrant D, Model 404 in Europe in May 2000 and received Premarket Approval by the FDA in January 2001.

In December 1999, Symphonix established a distribution partnership with Siemens Audiologische Technik GmbH covering most of the markets in Europe. As of January 1, 2001, Siemens was granted full distributorship of the European market. Symphonix believes this partnership will significantly enhance its presence, especially within the audiology community.

Symphonix’s initial selling efforts in Europe have been targeted primarily at those ENT surgeons specializing in otology. Symphonix intends to continue to market its products to these specialists; however, with the Siemens agreement, it also plans to focus on referring physicians, audiologists, the general population of ENT physicians and potential patients in an attempt to increase the patient flow to the otology centers.

On August 31, 2000, the FDA approved the Vibrant Soundbridge for commercial distribution in the United States for adults with a moderate to severe hearing loss. Symphonix has recently completed a clinical trial for adults with a mild hearing loss. Symphonix has filed a PMA supplement to expand its application for adults with a mild to severe sensorineural hearing loss and expects approval of this supplement in 2002.

Symphonix has a limited operating history. Through December 31, 2001 Symphonix had not generated significant revenue from product sales. Symphonix expects to incur substantial losses through at least 2002. To date, Symphonix’s principal sources of funding have been net proceeds from its initial public offering completed in February 1998, private equity financings including investments by Siemens, an equipment lease facility and bank borrowings.

Results of Operations

Revenues.    Revenues of $2.0 million, $1.2 million and $0.3 million were recorded in the years ended December 31, 2001, 2000 and 1999, respectively, for sales of the Vibrant Soundbridge in North America, Europe and Latin America. The increase in revenues for the year ended December 31, 2001 compared to the same periods in 2000 and 1999 is due to increased unit sales in the U.S. resulting from increased investments in sales and marketing activities. Included in revenue for 2001, 2000 and 1999 is $0.4 million, $0.4 million and zero, respectively, representing the amortization of $1,885,000 which was the difference between the purchase price and the fair market value of Symphonix’s common stock purchased by Siemens in accordance with a marketing and distribution agreement. The deferred revenue is being amortized on a straight line basis over the five year life of the agreement.

Costs of Goods Sold.    Costs of goods sold were $4.3 million, $3.1 million and $4.1 million in the years ended December 31, 2001, 2000 and 1999, respectively, and represent the direct cost of the products sold as well as warranty provisions and production variances. Warranty expense is computed based on the number of audio processor units outstanding. In 1999, when these units began shipping, Symphonix reserved approximately 65% of the units outstanding, representing $320,000 in warranty provision less $72,000 in warranty cost charged against the provision. In 2000, Symphonix reserved approximately 58% of units outstanding, representing $1,248,000 in warranty provision less $377,000 in warranty cost charged against the provision. In 2001, Symphonix charged $279,000 in warranty costs against the provision. At December 31, 2001 the remaining provision of $840,000 represents approximately 47% of units outstanding. The decrease in percentage of units outstanding reserved for the year ended December 31, 2001 is due to fewer units covered by the warranty as a percentage of units outstanding.

Research and Development Expenses.    Research and development expenses were $6.1 million, $7.1 million, and $7.8 million in the years ended December 31, 2001, 2000, and 1999, respectively. Research and development expenses consist primarily of personnel costs, professional services, materials, supplies and equipment in support of product development, clinical trials, regulatory submissions and the preparation and filing of patent applications. Research and development expenses decreased from 1999 to 2000 in part due to the PMA approval from the FDA. Research and development expenses decreased from 2000 to 2001 due to the completion of a number of key research and development milestones and subsequent reduction in consulting and project costs.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $9.2 million, $8.7 million, and $5.8 million in the years ended December 31, 2001, 2000, and 1999, respectively. Selling, general and administrative expenses consist primarily of personnel, marketing, legal and consulting costs. Expenses increased from 1999 to 2000 due to the development of the U.S. marketing and selling organization in conjunction with the U.S. product launch. Expenses increased from 2000 to 2001 due to further development of the U.S. marketing and selling organization.

In November 2000, Symphonix approved plans to restructure its operations in order to accelerate the Marketing and Distribution Agreement signed with Siemens in December 1999. In the fourth quarter of 2000, Symphonix recorded a charge of $509,000 in connection with the restructuring. The following table sets forth certain details associated with the net reorganization charges as of December 31, 2001 (in thousands of dollars):

	Restructuring Accrual at Dec. 31, 2000	Cash Payments	Adjustments	Restructuring Accrual at Dec. 31, 2001
Severance and benefits	$262	$(165)	$(97)	$ —
Facility charges	111	(45)	(66)	—
Other	136	(136)	—	—

	$509	$346	$(163)	$—

Severance and benefits represent the reduction of 10 sales and marketing employees in Europe. Write-off of assets consisted primarily of computer equipment, furniture, and fixtures. These assets were written off because they were excess and could not be used in any other Symphonix facility since the cost of moving the assets would be greater than the net book value of the assets. Facility charges include early termination costs associated with the closing of the international sales office. Cash payments relating to these accruals were paid in the first half of 2001. In the three month periods ended March 31, 2001 and September 30, 2001, Symphonix reversed $82,000 and $81,000, respectively, of excess reorganization charges related to severance and facility charges which are included in selling, general and administrative expenses in the statement of operations.

Deferred compensation of $2.3 million was recorded in 1997, representing the difference between the exercise prices of certain options granted and the deemed fair value of Symphonix’s common stock on the grant dates. Deferred compensation expense of $34,000, $295,000, and $517,000 attributed to such options was amortized during the years ended December 31, 2001, 2000, and 1999, respectively. During 2001, 2000 and 1999, Symphonix reversed zero, $411,000 and $260,000, respectively, of unrecognized deferred compensation relating to employees that have terminated employment with Symphonix.

Interest Income, net.    Interest income, net was $793,000, $463,000, and $763,000 in the years ended December 31, 2001, 2000, and 1999, respectively. The increase from 2000 to 2001 was due to an increase in cash associated with a private placement in 2000. The decrease from 1999 to 2000 was due to the overall lower cash balances during the period.

Income Taxes.    To date, Symphonix has not incurred any U.S. income tax obligations. At December 31, 2001, Symphonix had net operating loss carryforwards of approximately $74.9 million for federal and $39.0 million for state income tax purposes, which will expire at various dates through 2021 and 2011, respectively, if not utilized. The principal differences between losses for financial and tax reporting purposes are the result of the capitalization of research and development and start-up expenses for tax purposes. United States and state tax laws contain provisions that may limit the net operating loss carryforwards that can be used in any given year, should certain changes in the beneficial ownership of Symphonix’s outstanding common stock occur. Such events could limit the future utilization of Symphonix’s net operating loss carryforwards.

Liquidity and Capital Resources

Since its inception, Symphonix has funded its operations and its capital expenditures from proceeds of its initial public offering completed in February 1998 totaling $28.4 million, net of issuance costs, from the private sale of equity securities totaling $62.5 million, from an equipment lease financing totaling $1.3 million and from bank borrowings totaling $2.0 million, net. Included in the $62.5 million private sale of equity securities was $5.0 million to Siemens, which is the second component of the $10.0 million invested by Siemens, and $26.0 million in a private placement in 2000. At December 31, 2001, Symphonix had $9.0 million in working capital, and its primary source of liquidity was $12.1 million in cash and cash equivalents and short-term investments.

Capital expenditures, related primarily to Symphonix’s research and development and manufacturing activities, were $749,000, $608,000, and $220,000 in the years ended December 31, 2001, 2000, and 1999 respectively. The increased capital expenditures in 2000 from 1999, and in 2001 from 2000, relate primarily to the purchase of test/production equipment. At December 31, 2001, Symphonix did not have any material commitments for capital expenditures.

In October 1997, Symphonix entered into a lease agreement for a new facility for a five year term commencing January 1998. During the quarter ended March 31, 1998 Symphonix relocated its research and development and administrative functions to the new facility. Symphonix completed the relocation of its manufacturing activities to the new facility in April 1998. Through December 31, 2001, Symphonix has made approximately $2.5 million in capital expenditures, primarily attributable to leasehold improvements and furniture and fixtures related to the new facility.

Symphonix has a loan agreement with a bank providing for borrowings of up to $2.0 million and for the issuance of letters of credit up to $250,000. At December 31, 2001, Symphonix had borrowings outstanding of $1.0 million, outstanding letters of credit in the amount of $174,000 and no amounts available for future borrowings under the loan agreement. Borrowings under the loan agreement are repayable over four years commencing in January 2000.

Symphonix used $16.3 million in cash for operations in 2001, which was a slight increase from $15.8 million in 2000. The primary use of cash was to fund operating losses during the year.

Since Symphonix’s formation in May 1994 through December 2001, Symphonix has generated an accumulated deficit of approximately $82.7 million. Symphonix expects negative cash flow from operations to continue through 2002, as Symphonix continues the development of the Vibrant Soundbridge system, conducts clinical trials required for FDA clearance of new products and continues its marketing and sales capabilities and administrative infrastructure. Beginning in late 2001 and continuing into 2002, Symphonix has instituted a series of actions to rationalize its operations to provide lower operating costs while increasing efficiencies. If revenue growth does not match projections, Symphonix will take actions necessary to reduce fixed costs commensurate with the level of revenue achieved. As a result of these actions, Symphonix currently estimates that its capital resources will be sufficient to meet its short-term capital needs through at least 2002.

Although Symphonix has reduced its spending on research and development, preclinical and clinical testing, capital expenditures and the manufacturing, marketing and sale of its products during 2001, these expenditures could increase in the future. The timing and amount of spending of such capital resources cannot be accurately predicted and will depend on several factors, including: market acceptance and demand for Symphonix’s products in the United States and internationally, the availability of third party reimbursement, the progress of Symphonix’s research and development efforts and preclinical and clinical activities, competing technological and market developments, the time and costs of obtaining regulatory approvals, the time and costs involved in filing, prosecuting and enforcing patent claims, the progress and cost of commercialization of products currently under development, and other factors not within Symphonix’s control. While Symphonix believes that its existing capital will be sufficient to fund its operations and its capital investments through 2002, Symphonix may require additional financing beyond that time and there can be no assurance that financing will be available. In addition, there can be no assurance that such additional financing will be available on a timely basis on terms acceptable to Symphonix, or at all, or that such financing will not be dilutive to stockholders. If adequate funds are not available, Symphonix could be required to delay development or commercialization of certain of its products, license to third parties the rights to commercialize certain products or technologies that Symphonix would otherwise seek to commercialize for itself, or reduce the marketing, customer support or other resources devoted to certain of its products, any of which could have a material adverse effect on Symphonix’s business, financial condition and results of operations.

Critical Accounting Policies

Symphonix’s discussion and analysis of its financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires Symphonix to make estimates and judgements that affect the reported amounts of assets, liabilities, revenues, and expenses, and related contingent liabilities. On an on going basis Symphonix evaluates its estimates, including those related to revenues, collectibility of receivables, inventories, investments, income taxes, contingencies and litigation. Symphonix bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Symphonix’s critical accounting policies are as follows:

Revenue Recognition

Symphonix recognizes revenue from product sales upon shipment to the customer against a valid purchase order, provided no significant obligations remain and collection of the receivables is probable. Upon shipment, Symphonix provides for estimated product returns and estimated costs that may be incurred for product warranties.

Estimating Expenses

On an ongoing basis, Symphonix evaluates its estimates for expenses including bonus and commissions related to our sales force, collectibility of receivables, inventory reserves, impairment of investments, valuation allowance for deferred income taxes, warranty provisions and other various expenses. Symphonix bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from those estimates under different assumptions and conditions.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting and Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations,” and No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets.” SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for under a single method—the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment upon initial adoption of the Statement and on an annual basis going forward. The amortization of goodwill will cease upon adoption of SFAS 142. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. Symphonix believes that SFAS 142 will not have a material effect on the financial position or results of operations of Symphonix.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal periods. SFAS 144 supersedes FASB Statement No. 121 and APB Opinion No. 30, however, it retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in a distribution to owners) or is classified as held for sale. SFAS 144 addresses financial accounting and reporting for the impairment of certain long-lived assets and for long-lived assets to be disposed of. Symphonix believes that SFAS 144 will not have a material impact on the financial position or results of operations of Symphonix.

ADDITIONAL FACTORS THAT MIGHT AFFECT FUTURE RESULTS

SYMPHONIX MAY BE DELISTED ON THE NASDAQ NATIONAL MARKET.

To maintain a listing on the NASDAQ National Market, a company must maintain a minimum bid price per share of $1.00 as required under Marketplace Rules 4450(a)(2) and 4450(a)(5), respectively. Our common stock has traded below $1.00 since August 2, 2001. On February 14, 2002 we received a letter from the NASDAQ National Market informing us that we have until May 15, 2002, to regain compliance. Symphonix may regain compliance if, at anytime before May 15, 2002, the bid price of Symphonix’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days. If Symphonix’s common stock is delisted from the NASDAQ National Market, Symphonix will list its securities on the NASDAQ SmallCap Market (“SmallCap Market”). Like the NASDAQ’s National Market, the NASDAQ SmallCap Market is a NASDAQ regulated exchange.

A delisting from the NASDAQ National Market could impair our ability to raise additional working capital. If we are able to raise additional capital, the terms may not be favorable and your investment may be diluted. A delisting may impair the liquidity of our common stock and may make it difficult for you to sell your shares, and you may lose some or all of your investment.

WE HAVE A HISTORY OF LOSSES AND NEGATIVE CASH FLOWS, AND WE MAY NEVER BE PROFITABLE.

We have incurred losses every year since we began operations in 1994. At December 31, 2001, we had an accumulated deficit of $82.7 million. This deficit resulted primarily from expenses we incurred from dedicating substantially all of our resources to research and development, clinical trials and establishment of a U.S. sales and marketing organization. The Vibrant P, Model 302 and Vibrant D, Model 304 Soundbridges became available for sale in the European Union in 1998 and in the United States and Canada in 2000. Symphonix was authorized to begin marketing the Vibrant D, Model 404 in Europe in May 2000 and received Premarket Approval by the FDA in January 2001. However, we have not generated significant revenues from product sales to date. We may never realize significant product revenues. Even if we do achieve significant product revenues, we may never be profitable. We expect our operating losses to continue at least through the year 2002 as we continue to, among other things:

•	invest in sales and marketing capabilities;

•	continue research and development activities;

•	conduct clinical trials in support of regulatory approvals; and

•	establish commercial-scale manufacturing capabilities.

SINCE THIRD-PARTY REIMBURSEMENT IS NOT WIDELY AVAILABLE FOR PROCEDURES USING OUR SOUNDBRIDGE PRODUCTS, OUR PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE.

In the United States and abroad, patients generally rely on third-party payors, principally Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement, to pay health care expenses, including reimbursement of all or part of the cost of the procedure in which our medical device is being used. These third-party payors are increasingly attempting to limit both the coverage and the level of reimbursement of procedures involving new devices. Currently, we have had only a small number of cases covered by third-party payors. If third-party payors do not establish adequate levels of reimbursement for procedures using our products, we may not achieve market acceptance.

IF OUR SOUNDBRIDGE PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS MAY FAIL.

We have sold the semi-implantable Vibrant Soundbridge in Europe since 1998 and in the United States since 2000 and, as of March 7, 2002, have sold approximately 800 units. This product has not yet achieved market acceptance and may never achieve market acceptance. Market acceptance of our current and future Soundbridge products will depend upon their acceptance by the medical community and patients as safe, effective, and cost-effective compared to other devices. Our Soundbridge products may not be preferable alternatives to existing or future products, some of which, such as the acoustic hearing aid, do not require surgery. Patient acceptance of our Soundbridge products will depend in part upon physician, audiologist and surgeon recommendations as well as other factors, including the effectiveness, safety, reliability and invasiveness of the procedure as compared to established approaches. Prior to undergoing surgery for the implantation of our Soundbridge, a patient may speak with a number of medical professionals, including the patient’s primary care physician, an audiologist, an ear, nose and throat specialist, as well as surgeons who specialize in ear surgery. The failure by any of these medical professionals to favorably recommend our products and the surgery required to implant the Soundbridge could limit the number of potential patients who are introduced to an ear surgeon as candidates for our Soundbridge products. If our Soundbridge products do not achieve market acceptance, our business may fail.

IF WE FAIL TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR NEXT GENERATION OF VIBRANT SOUNDBRIDGE PRODUCTS, WE MAY NOT ACHIEVE PROFITABILITY.

Although we have offered the semi-implantable Vibrant Soundbridge for sale in Europe since 1998, we have not realized significant sales revenues to date. Our success depends on our ability to successfully commercialize an improved semi-implantable Soundbridge as well as a totally implantable Soundbridge. Our totally-implantable Soundbridge, currently under development, will require additional development, clinical trials and regulatory approval prior to commercialization. Successful completion of clinical trials for the totally-implantable Soundbridge products may never occur. Completion of clinical trials my be delayed by many factors, including research and development difficulties, slower than anticipated patient enrollment or adverse events occurring during clinical trials. Any delays in our clinical trials or any failure to obtain regulatory approval for these next generation Soundbridge products would impair our ability to achieve profitability.

WE MAY NOT BE ABLE TO SECURE ADDITIONAL FUNDING TO SUPPORT OUR SUBSTANTIAL FUTURE CAPITAL REQUIREMENTS.

We will expend substantial funds in the future for research and development, preclinical and clinical testing, capital expenditures and the manufacturing, marketing and sale of our products. The timing and amount of spending of such capital resources cannot be accurately predicted and will depend upon several factors not within our control, including:

•	market acceptance and demand for our products in the United States and internationally;

•	the progress of our research and development efforts and preclinical and clinical activities;

•	competing technological and market developments;

•	the time and costs involved in obtaining regulatory approvals;

•	the time and costs involved in filing, prosecuting and enforcing patent claims; and

•	the progress and cost of commercialization of products currently under development.

We believe that our cash, cash equivalents and short-term investments at December 31, 2001 of approximately $12.1 million will be sufficient to fund our operations and capital investments through 2002. However, we may require additional financing after that time. Such additional financing, if required, may not be available on a timely basis on terms acceptable to us, or at all. If adequate funds are not available, we could be required to delay development or commercialization of some of our products, to license to third parties the rights to commercialize some products or technologies that we would otherwise seek to commercialize for ourselves, or to reduce the marketing, customer support or other resources devoted to some of our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT RECEIVE AND MAINTAIN REGULATORY APPROVALS FOR NEW PRODUCTS, WE WILL NOT BE ABLE TO MANUFACTURE OR MARKET NEW PRODUCTS.

Approval from the FDA is necessary to manufacture and market medical devices in the United States. Other countries have similar requirements. Since we have not realized significant revenues from sales of our current products, we must receive and maintain regulatory approval for new products or our business will fail.

The process that medical devices must undergo to receive necessary approval is extensive, time-consuming and costly, and there is no guarantee that regulatory authorities will approve any of our product candidates. FDA approval can be delayed, limited or not granted for many reasons, including:

•	a product candidate may not be safe or effective;

•	even if we believe data from preclinical testing and clinical trials should justify approval, FDA officials may disagree;

•	the FDA might not approve our manufacturing processes or facilities or the processes or facilities of our contract manufacturers or raw material suppliers;

•	the FDA may change its approval policies or adopt new regulations; and

•	the FDA may approve a product candidate for indications that are narrow, which may limit our sales and marketing activities.

The process of obtaining approvals in foreign countries is subject to delay and failure for the same reasons.

WE FACE INTENSE COMPETITION IN OUR CURRENT AND POTENTIAL MARKETS AND IF WE CANNOT DEMONSTRATE THE SUPERIORITY OF OUR PRODUCTS, WE MAY FAIL TO ACHIEVE PROFITABILITY.

The medical device industry and the acoustic hearing aid market are subject to intense competition in the United States and abroad. We believe our products will compete primarily with hearing aids. Principal manufacturers of acoustic hearing aids include Siemens Hearing Instruments, Inc., Starkey Laboratories, Inc., GN ReSound, Inc., Oticon, Inc., Widex Hearing Aid Co., Inc., Sonic Innovations, Inc. and Phonak, Inc. Our products may not be as reliable or effective as established hearing aid products. If our products are not perceived as high quality, reliable and effective alternatives to conventional hearing aids, we may not successfully compete with established hearing aid products. Our competitors may also develop technologies and products in the future that are more reliable and effective and less expensive than those being developed by us or that do not require surgery.

Several companies have active research and development and marketing programs related to direct drive devices, which employ a middle ear implant designed to vibrate the small bones in the middle ear for sensorineural hearing loss. This type of hearing loss is the most common form of hearing loss that affects the majority of the 28 million people in the United States who suffers from hearing loss. Otologics, LLC, has developed a semi-implantable direct drive device for sensorineural hearing loss called the Middle Ear Transducer (MET). This device has begun the FDA regulatory process and initiated multicenter clinical trials. Otologics has recently obtained the CE Mark in Europe that allows the company to market and sell its product in Europe. Symphonix believes that St. Croix has begun clinical trials in Europe and has recently received an IDE approval to begin clinical studies on its fully implantable pizo electric device for sensorineural hearing loss. Soundtec, Inc., has completed clinical trials in the United States on a hybrid implantable/ear canal based hearing aid and has recently obtained FDA approval to market their product in the U.S. In addition, some large medical device companies, some of which are currently marketing implantable medical devices, may develop programs in hearing management. Many of these companies have substantially greater financial, technical, manufacturing, marketing and other resources than we have. If we fail to compete effectively with any or all of these companies and products, we will not achieve profitability.

OUR LACK OF SALES, MARKETING AND DISTRIBUTION EXPERIENCE COULD DELAY AND INCREASE THE COSTS OF INTRODUCING OUR SOUNDBRIDGE PRODUCTS INTO THOSE MARKETS WHERE WE HAVE RECEIVED REGULATORY APPROVALS.

In the United States, a direct sales force is concentrating our product marketing efforts on approximately 400 specialists in ear surgery and a targeted group of professional audiologists. In Europe, our sales and marketing effort is conducted through a distribution partnership with Siemens.

We may fail to build a direct sales force or marketing organization that is cost effective or successful in one or more countries. In addition, we have entered into distribution agreements with only a limited number of international distributors. There can be no assurance that we will be able to enter into similar agreements with other qualified distributors on a timely basis on terms acceptable to us, or at all, or that such distributors will develop adequate resources to selling our products. If we fail to establish an adequate direct sales force domestically and in select international markets, and to enter into successful distribution relationships, we will have difficulty selling our products and our business may fail.

WE HAVE LIMITED MANUFACTURING EXPERIENCE, AND MAY BE UNABLE TO EXPAND OUR MANUFACTURING CAPABILITIES SUFFICIENTLY, WHICH COULD LIMIT OUR ABILITY TO DEVELOP AND DELIVER SUFFICIENT QUANTITIES OF PRODUCTS IN A TIMELY MANNER.

We currently manufacture our products in small quantities for commercial sales, laboratory testing and for clinical trials. The manufacture of our Soundbridge products is a complex operation involving a number of separate processes, components and assemblies. We have no experience manufacturing our products in the volumes or with the yields that will be necessary for us to achieve significant commercial sales, and there can be no assurance that we can establish high volume manufacturing capacity or, if established, that we will be able to manufacture our products in high volumes with commercially acceptable yields. We will need to expend significant capital resources and develop manufacturing expertise to establish commercial-scale manufacturing capabilities. Our inability to successfully manufacture or commercialize our Soundbridge products in a timely manner may harm our competitive position and market success.

IF SIEMENS DOES NOT PERFORM ITS DUTIES UNDER OUR AGREEMENTS, OUR ABILITY TO COMMERCIALIZE OUR PRODUCTS MAY BE IMPAIRED.

We depend on Siemens Audiologische Technik GmbH to market and distribute our product in Europe. For the year ended December 31, 2001, the products sold under our marketing and distribution collaboration with Siemens in Europe accounted for approximately $1.0 million or 48.3%, of our total product revenues over the same period. The marketing and distribution agreement which governs this arrangement remains effective until December 1, 2004, and is subject to automatic renewal for successive one-year periods thereafter unless terminated by either Symphonix or Siemens with at least 12 months’ prior written notice. The marketing and distribution agreement may be terminated sooner if Symphonix or Siemens fails to cure a material breach within 30 days’ of notice of the breach, upon insolvency or bankruptcy of Symphonix or Siemens, or if Symphonix is acquired.

We also depend on Siemens to provide integrated circuits and software for use in our Soundbridge products. The supply agreement which governs this arrangement remains effective until September 30, 2004, and is subject to automatic renewal for successive one-year periods thereafter unless terminated by either Symphonix or Siemens with at least three months’ prior written notice. The supply agreement may also be terminated sooner if Symphonix or Siemens fails to cure a material breach within 30 days’ of notice of the breach. In addition to marketing and distributing our products in Europe, Siemens also manufactures and distributes its own acoustic hearing aids. Since the hearing aids manufactured and distributed by Siemens are competitive products to our Soundbridge products, Siemens could have an incentive to breach or terminate our agreements. Termination or breach by Siemens of either its marketing and distribution agreement or supply agreement with us could delay or stop the commercialization of our products.

WE RELY ON SEVERAL SOLE SOURCE OR LIMITED SOURCE SUPPLIERS, AND OUR PRODUCTION WILL BE SERIOUSLY HARMED IF THESE SUPPLIERS ARE NOT ABLE TO MEET OUR DEMAND AND ALTERNATIVE SOURCES ARE NOT AVAILABLE.

A number of components and sub-assemblies, such as silicone, signal processing electronics implant packaging, as well as sterilization services are provided by single source suppliers. Furthermore, the key analog and digital signal processing microcircuits of the Vibrant P, Model 302, Vibrant D, Model 304 and Vibrant D, Model 404 Soundbridges are provided by sole source suppliers. None of our suppliers is contractually obligated to continue to supply us nor are we contractually obligated to buy from a particular supplier. For some of these components and sub-assemblies, there are relatively few alternative sources of supply, and we cannot quickly establish additional or replacement suppliers for such components and sub-assemblies. In addition, additional approvals will be required form the FDA before we can significantly modify our manufacturing processes or change the supplier of a critical component. Because of the long lead time for some components and subassemblies that are currently available from a single source, a supplier’s inability or failure to supply such components or subassemblies in a timely manner or our decision to change suppliers could have a material adverse effect on our business, financial condition and results of operation.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, OUR COMPETITORS COULD DEVELOP AND MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS.

Our success depends in part on our ability to protect our issued and pending patents, trade secrets and other intellectual property. The strength of this protection is uncertain. Our competitors could challenge, invalidate or circumvent our issued patents as well as any future patents. Even if upheld, our issued patents may not exclude competitors or otherwise provide competitive advantages to us.

In addition, a competitor may obtain patents that will interfere with our ability to make, use or sell our products either in the United States or in international markets. There may be pending applications, which if issued, might provide proprietary rights to third parties relating to products or processes used or proposed to be used by us. We may be required to obtain licenses to patents or proprietary rights of others. Further, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to us, may also be necessary to enforce our patent or other intellectual property rights or to determine the scope and validity of other parties’ proprietary rights. We may not have the financial resources to defend our patents from infringement or claims of invalidity.

We also rely upon trade secrets and other unpatented proprietary technology. Our competitors may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose our proprietary technology. Our policy is to require each of our employees, consultants, investigators and advisors to execute a confidentiality agreement upon commencement of an employment or consulting relationship with us. However, these agreements may not provide meaningful protection for our proprietary information in the event of unauthorized use or disclosure of such information.

Title 35, Section 287 of the United States Code limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities, which practice these procedures, from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on our ability to enforce any of our proprietary methods or procedures deemed to be surgical or medical procedures on a body. In some countries other than the United States, patent coverage relating to the performance of surgical or medical procedures is not available. Therefore, patent coverage in such countries will be limited to the Floating Mass Transducer, the patented core direct drive technology upon which all of our Soundbridge products are based, or to narrower aspects of the Floating Mass Transducer.

The medical device industry in general has been characterized by substantial litigation. Litigation regarding patent and other intellectual property rights, whether with our without merit, could be time-consuming and expensive to respond to and could distract our technical and management personnel. Symphonix has filed a complaint against Soundtec, Inc., the Central Ear Research Institute (CERI) and three senior Soundtec executives alleging actions that include misappropriation of trade secrets, breach of contract and inducing breach of contract. Central to the complaint is Symphonix’s contention that Soundtec and its three executives utilized Symphonix’s confidential, proprietary and trade secret information to develop and market the Direct System™, Soundtec’s implantable middle ear hearing device. Prior to their tenure at Soundtec, the three executives named in the complaint were employed by CERI, which, in December 1994, entered into an agreement to undertake a research and development project with Symphonix on the development of an implantable hearing device. The agreement permanently transferred exclusive rights to Symphonix for all technology developed during the research period. It further required that CERI disclose and permanently transfer rights to Symphonix for all improvements invented, development or otherwise acquired by CERI for five years after termination of the agreement. Two of the named executives in the complaint executed this agreement on CERI’s behalf. Soundtec was founded in March 1997, five months after CERI terminated its agreement with Symphonix. Among other requests, Symphonix is seeking to restrain Soundtec from selling its Direct System device for a period of two years and to collect related damages.

We may also become involved in litigation to enforce our patents or to defend against claims of infringement. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each such patent, or to redesign our products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that we would be successful in any attempt to redesign our products or processes to avoid such infringement or in obtaining licenses on terms acceptable to us, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure by us to redesign our products or processes or to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations. Although we have not been involved in any litigation to date, in the future, costly and time-consuming litigation brought by us may be necessary to enforce patents issued to us, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others.

IF WE CANNOT RETAIN OR HIRE KEY PERSONNEL, OUR BUSINESS WILL SUFFER.

Our future success depends in significant part upon the continued service of key scientific, technical, sales and marketing, and management personnel. Competition for such personnel is intense. There can be no assurance that we can retain our key scientific, technical, sales and marketing and managerial personnel or that we can attract, assimilate or retain other highly qualified scientific, technical, sales and marketing, and managerial personnel in the future. The loss of key personnel, especially if without advance notice, or the inability to hire or retain qualified personnel could impair our ability to commercialize our Vibrant Soundbridge products and develop future products.

COMPLICATIONS MAY RESULT FROM THE USE OF OUR SOUNDBRIDGE PRODUCTS, AND INSURANCE MAY BE INSUFFICIENT OR UNAVAILABLE TO COVER POTENTIALLY SIGNIFICANT PRODUCT LIABILITY EXPENSES IF WE ARE SUED.

Our business involves the inherent risk of product liability claims. We maintain limited product liability insurance at coverage levels which we believe to be commercially reasonable and adequate given our current operations. However, this insurance may not be available in the future on commercially reasonable terms, or at all. Even if it is available, it may not be adequate to cover liabilities that may arise. If we are sued for an injury caused by our products, the resulting liability could result in significant expense, which could harm our business and financial condition.

OUR INTERNATIONAL SALES AND OPERATION EXPOSE US TO FOREIGN CURRENCY AND POLITICAL RISKS.

We may continue to expand our operations outside of the United States and may enter additional international markets, which would require significant management attention and financial resources and subject us further to the risks of operating internationally. These risks include:

•	unexpected changes in regulatory requirements;

•	delays resulting from difficulty in obtaining export licenses for certain technology;

•	tariffs and other barriers and restrictions;

•	the burdens of complying with a variety of foreign laws and regulations; and

•	difficulty in staffing and managing international operations.

We would also be subject to general political and economic risks if we expand our international operations, such as political instability, changes in diplomatic and trade relationships and general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other charges or restrictions will be imposed by the United States, the European Union, Japan, or other countries upon the import or export of our products in the future, or what effect any such actions would have on our business, financial condition or results of operations. There can be no assurance that regulatory, geopolitical and other factors will not adversely affect our business in the future or require us to modify our current business practices.

In addition, because most of our international sales, and a large portion of the associated expenses, are denominated in foreign currencies, gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in our operating results. Further, fluctuations in currency exchange rates may negatively impact our ability to compete in terms of price against products denominated in local currencies. To date, we have not found it appropriate to hedge the risks associated with fluctuations in exchange rates. However, even if we undertake such transactions in the future, they may fail.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Symphonix considered the provisions of Financial Reporting Release No. 48 “Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments”. Symphonix had no holdings of derivative financial or commodity instruments at December 31, 2001. Symphonix is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. The fair value of Symphonix’s investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of Symphonix’s investment portfolio. Symphonix’s debt obligations are subject to interest rate risk but due to the minimal amount of debt, this risk is insignificant. An increase in interest rates would not significantly affect the Company’s net loss. Much of the Company’s revenue and all of its capital spending is transacted in U.S. dollars. However, the Company does enter into transactions in other currencies, primarily the Euro. Gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable resulting from these transactions may contribute to fluctuations in our operating results. However, these transactions in other currencies were not material relative to transactions in U.S. dollars. At December 31, 2001, the Company performed sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates and foreign currency exchange rates should not materially adversely affect the Company’s financial position, results of operations or cash flows.

ITEM 8.    CONSOLIDATED FINANCIAL STATEMENTS

The consolidated financial statements as of December 31, 2001 and for the years ended December 31, 2001 and 1999 and the related report of PricewaterhouseCoopers LLP, independent accountants and the consolidated financial statements as of and for the year ended December 31, 2000 and the related report of KPMG LLP, independent auditors are included on the following pages.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Symphonix Devices, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 14(a)(1) on page 59, present fairly, in all material respects, the financial position of Symphonix Devices, Inc. and its subsidiaries at December 31, 2001, and the results of their operations and their cash flows for each of the years ended December 31, 2001 and 1999 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 14(a)(2) on page 59, presents fairly, in all material respects, the information set forth therein for each of the years ended December 31, 2001 and 1999 when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 25, 2002

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and

Stockholders of Symphonix Devices, Inc.

We have audited the accompanying consolidated balance sheet of Symphonix Devices, Inc. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the related consolidated financial statement schedule as it relates to the year ended December 31, 2000 listed in the index appearing under Item 14(a)(2) on page 59 of the accompanying Form 10-K. These consolidated financial statements and the related financial statement schedule are the responsibility of Symphonix’s management. Our responsibility is to express an opinion on the consolidated financial statements and the related financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Symphonix Devices, Inc. and subsidiaries at December 31, 2000 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

February 14, 2001

SYMPHONIX DEVICES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$1,343	$29,264
Short-term investments	10,774	—
Accounts receivable, net of allowance for doubtful accounts of $27 in 2001 and $7 in 2000	329	356
Inventories	656	2,034
Prepaid expenses and other current assets	566	634

Total current assets	13,668	32,288
Property and equipment, net	1,313	1,396
Restricted cash	174	271
Other assets	—	75

Total assets	$15,155	$34,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$451	$834
Accrued compensation	976	1,304
Other accrued liabilities	2,708	3,772
Current portion of bank borrowing	500	500

Total current liabilities	4,635	6,410
Deferred revenue	732	1,101
Bank borrowings, less current portion	500	1,000

Total liabilities	5,867	8,511

Commitments (Note 5)
Stockholders’ equity:
Convertible preferred stock, $.001 par value:
Authorized: 5,000,000 shares
Issued and outstanding: no shares in 2001 and 2000	—	—
Common stock, $.001 par value:
Authorized: 50,000,000 shares
Issued and outstanding: 35,635,000 shares in 2001 and 20,912,000 shares in 2000	36	21
Notes receivable from stockholders	(400)	(421)
Deferred compensation	—	(34)
Additional paid-in capital	92,107	91,885
Accumulated other comprehensive income	260	54
Accumulated deficit	(82,715)	(65,986)

Total stockholders’ equity	9,288	25,519

Total liabilities and stockholders’ equity	$15,155	$34,030

The accompanying notes are an integral part of these consolidated financial statements.

SYMPHONIX DEVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2001	2000	1999
Revenues	$2,020	$1,247	$331

Costs and expenses:
Costs of goods sold	4,280	3,094	4,078
Research and development	6,104	7,119	7,848
Selling, general and administrative	9,158	8,654	5,847

Total costs and expenses	19,542	18,867	17,773

Operating loss	(17,522)	(17,620)	(17,442)
Interest income	894	652	821
Interest expense	(101)	(189)	(58)

Net loss	$(16,729)	$(17,157)	$(16,679)

Basic and diluted net loss per common share	$(0.60)	$(1.18)	$(1.35)
Shares used in computing basic and diluted net loss per common share	27,798	14,594	12,393

The accompanying notes are an integral part of these consolidated financial statements.

SYMPHONIX DEVICES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net loss	$(16,729)	$(17,157)	$(16,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred compensation	34	295	517
Amortization of premium on investments	155	—	—
Stock based compensation	—	40	—
Allowance for doubtful accounts	20	—	52
Depreciation and amortization	751	766	766
Loss on disposal of fixed assets	11	—	—
Changes in operating assets and liabilities:
Accounts receivable	7	(239)	59
Inventories	1,378	(1,372)	99
Prepaid expenses and other current assets	124	46	13
Accounts payable	(383)	260	(110)
Accrued compensation	(328)	143	101
Deferred revenue	(369)	(319)	1,420
Other accrued liabilities	(994)	1,746	1,275

Net cash used in operating activities	(16,323)	(15,791)	(12,487)

Cash flows from investing activities:
Purchases of short-term investments	(27,380)	(3,656)	(4,650)
Maturities of short-term and long-term investments	16,631	10,550	19,248
Purchases of property and equipment	(749)	(608)	(220)
Change in restricted cash	97	(271)	—
Change in other assets	19	3	—

Net cash provided by (used in) investing activities	(11,382)	6,018	14,378

Cash flows from financing activities:
Payments on capital lease obligations	—	(98)	(227)
Payments on bank borrowings	(500)	(500)	—
Proceeds from issuance of common stock, net of issuance costs	237	31,025	3,342
Issuance of notes receivable from stockholders	—	(160)	(370)
Payments received on notes receivable from stockholders	21	711	—

Net cash provided by (used in) financing activities	(242)	30,978	2,745

Net increase (decrease) in cash and cash equivalents	(27,947)	21,205	4,636
Effect of exchange rates on cash and cash equivalents	26	61	(39)
Cash and cash equivalents, beginning of year	29,264	7,998	3,401

Cash and cash equivalents, end of year	$1,343	$29,264	$7,998

Supplemental disclosure of cash flow information and non-cash activities
Cash paid for interest	$101	$189	$58

Common stock issued in exchange for promissory note	$—	$—	$225

Reversal of unrealized deferred compensation	$—	$411	$260

Cancellation of notes receivable to stockholders for unvested restricted stock	$—	$107	$—

The accompanying notes are an integral part of these consolidated financial statements

SYMPHONIX DEVICES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the three years ended December 31, 2001

(in thousands, except per share data)

	Common Stock		Notes Receivable From Stockholders	Deferred Compensation	Paid-In Capital	Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balances, December 31, 1998	12,201	$12	$(484)	$(1,517)	$58,040	$(26)	$(32,150)	$23,875
Private placement, net of issuance costs	1,000	1			3,159			3,160
Note receivable issued to stockholder			(370)					(370)
Common stock issued in connection with stock option exercises	62				52			52
Common stock issued pursuant to the Company’s stock purchase plan	80				130			130
Common stock issued in connection with stock option exercises for notes receivable	100		(225)		225			—
Cancellations of stock options				260	(260)
Amortization of deferred compensation				517				517
Change in unrealized losses on investments						9		9
Translation adjustments						(39)		(39)
Net loss							(16,679)	(16,679)

Balances, December 31, 1999	13,443	13	(1,079)	(740)	61,346	(56)	(48,829)	10,655

Note receivable issued to stockholder			(160)					(160)
Payment on and forfeiture of stockholder notes receivable	(134)		818		(107)			711
Cancellations of stock options				411	(411)			—
Amortization of deferred compensation				295				295
Stock based compensation					40			40
Common stock issued in connection with warrant exercises	18							—
Common stock issued in connection with stock option exercise	77				145			145
Common stock issued pursuant to the Company’s stock purchase plan	84				158			158
Private placement, net of issuance costs	7,424	8			30,714			30,722
Change in unrealized losses on investments						49		49
Translation adjustments						61		61
Net loss							(17,157)	(17,157)

Balances, December 31, 2000	20,912	21	(421)	(34)	91,885	54	(65,986)	25,519

Repurchase of common stock	(3)				(2)			(2)
Payment on stockholder note receivable			21					21
Amortization of deferred compensation				34				34
Common stock issued in connection with stock option exercises	172				221			221
Common stock issued pursuant to purchase price adjustment, net of issuance costs	14,336	15			(129)			(114)
Common stock issued pursuant to the Company’s stock purchase plan	218				132			132
Change in unrealized gains on investments						180		180
Translation adjustments						26		26
Net loss							(16,729)	(16,729)

Balances, December 31, 2001	35,635	$36	$(400)	$—	$92,107	$260	$(82,715)	$9,288

The accompanying notes are an integral part of these consolidated financial statements

SYMPHONIX DEVICES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2001	2000	1999
Net loss	$(16,729)	$(17,157)	$(16,679)
Change in unrealized gains (losses) on short-term investments	180	49	9
Translation adjustments	26	61	(39)

Comprehensive loss	$(16,523)	$(17,047)	$(16,709)

The accompanying notes are an integral part of these consolidated financial statements

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Formation and Business of Symphonix:

Symphonix Devices, Inc. (the “Company” or “Symphonix”) was incorporated on May 17, 1994 to develop and manufacture implantable and semi-implantable hearing devices. Symphonix sells products in North America and Europe through its direct sales force and distributors.

Liquidity

These consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Symphonix’s commercial operations commenced during 1998. Symphonix has sustained significant losses for the last several years and there can be no assurance that Symphonix will attain profitability.

At December 31, 2001, Symphonix had aggregate consolidated net losses of approximately $82.7 million. Symphonix expects negative cash flow from operations to continue through 2002, with the need for funding additional development of the Vibrant Soundbridge system, conducting clinical trials required for FDA clearance of new products, continued marketing and sales capabilities and administrative infrastructure. Beginning in late 2001 and continuing into 2002, Symphonix has instituted a series of actions to rationalize its operations to provide lower operating costs while increasing efficiencies. If revenue growth does not match projections, Symphonix will take actions necessary to reduce fixed costs commensurate with the level of revenue achieved. As a result of these actions, management believes that its existing cash balances and other potential financing alternatives will be sufficient to meet its capital and operating requirements through at least 2002.

Symphonix’s commercial operations commenced during 1998. Symphonix has sustained significant losses for the last several years. Symphonix will require additional funding and may sell additional shares of its common stock or preferred stock through private placement or further public offerings. There can be no assurance that Symphonix will be able to obtain additional debt or equity financing, if and when needed, on terms acceptable to Symphonix. Any additional equity or debt financing may involve substantial dilution to Symphonix’s stockholders, restrictive covenants or high interest costs. The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on Symphonix’s business, operating results and financial condition. Symphonix’s long-term liquidity also depends upon its ability to increase revenues from the sale of its products and achieve profitability. The failure to achieve these goals could have a material adverse effect on the operating results and financial condition of Symphonix.

2.    Summary of Significant Accounting Policies:

Basis of Consolidation:

The consolidated financial statements include the accounts of Symphonix and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Credit Risk and Other Risks and Uncertainties:

Symphonix’s cash and cash equivalents are primarily maintained at two financial institutions in the United States. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore, bear minimal risk.

Symphonix performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts. Historically Symphonix has not experienced significant losses related to individual customers. At December 31, 2001 and 2000 one customer accounted for approximately 60.0% and 71.9%, respectively, of accounts receivable.

Symphonix’s products require approvals from the FDA and international regulatory agencies prior to commercial sales. During 2000, Symphonix received approvals to market its Vibrant Soundbridge in the United States. There can be no assurance that Symphonix’s future products will receive additional required approvals. If Symphonix is denied such approvals or if such approvals are delayed, it would have a materially adverse impact on Symphonix.

Symphonix relies on several sole source or limited source suppliers and its production could be seriously harmed if these suppliers are not able to meet its demand and alternative sources are not available.

Fair value of Financial Instruments:

Carrying amounts of certain of Symphonix’s financial instruments including cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate fair values due to their short maturities. Based on the borrowing rates currently available to Symphonix for loans with similar terms, the carrying value of the bank loan approximates fair value. Estimated fair values for short-term investments, which are separately disclosed elsewhere, are based on quoted market prices for the same or similar instruments.

Cash and Cash Equivalents and Restricted Cash:

Symphonix considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Restricted cash consists of certificates of deposit held with a financial institution as a security deposit for a building lease and in connection with a loan agreement.

Investments:

All investments are classified as available-for-sale and therefore are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of other comprehensive income (loss). Interest income is recorded using an effective interest rate, with associated premium or discount amortized to interest income. Realized gains and losses on sales of all such securities are reported in earnings and computed using the specific identification cost method. All investments with maturity dates greater than one year are classified as long term.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating lower of cost or market.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment:

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is generally three to five years. Amortization of leasehold improvements and property and equipment under capital lease obligations is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets, typically five years. Upon retirement or disposal of the asset, the cost and related accumulated depreciation are removed from the balance sheet and any related gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Long-Lived Assets:

Symphonix periodically reviews the value of long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the future undiscounted cash flows arising from the assets with the carrying value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis. Since inception through December 31, 2001, no impairment losses have been identified.

Income Taxes:

Symphonix accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Foreign Currency Translation:

Symphonix’s international subsidiaries use their local currency as their functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of other comprehensive income (loss). Foreign currency transaction gains and losses are included in results of operations and have been immaterial for all periods presented.

Revenue Recognition:

Symphonix recognizes revenue in accordance with Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” Revenue from product sales is recognized upon shipment of product against a valid purchase order provided no significant obligations remain and collection of the receivables are deemed probable. Upon shipment, Symphonix provides for estimated product returns and estimated costs that may be incurred for product warranties. Amounts received prior to completion of the earnings process are recorded as deferred revenue and recognized on a straight line basis over the life of the agreement. Included in revenues are $0.4 million, $0.4 million and zero for the years ended December 31, 2001, 2000 and 1999, respectively, which represents the amortization of the premium of $1,885,000 on the common stock purchased by Siemens in accordance with the Marketing and Distribution Agreement (Note 6).

Research and Development:

Research and development costs are charged to operations as incurred. Legal expenses relating to patent costs are expensed as incurred.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Stock-Based Compensation:

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees” and related interpretations and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (“SFAS 123”), “Accounting for Stock—Based Compensation.”

Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company’s stock and the exercise price. SFAS 123 defines a “fair value” based method of accounting for an employee stock option or similar equity investment.

The Company accounts for equity instruments issued to non–employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18 (“EITF 96-18”), “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and Financial Accounting Standards Board Interpretation No. 28 (“FIN 28”), “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.”

Computation of Earnings per Share:

Basic earnings per share (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive. The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share calculation as their effect is antidilutive (in thousands, except for per share data):

	Year Ended December 31,
	2001	2000	1999
Numerator—Basic and Diluted net loss	$(16,729)	$(17,157)	$(16,679)

Denominator—Basic and Diluted
Weighted average common shares outstanding	27,853	14,674	12,492
Weighted average unvested common shares subject to repurchase .	(55)	(80)	(99)

Total	27,798	14,594	12,393

Net loss per common share	$(0.60)	$(1.18)	$(1.35)

Antidilutive securities:
Options to purchase common stock	3,426	2,915	1,704
Common stock subject to repurchase	42	67	92
Warrants	7	7	34

	3,475	2,989	1,830

Reclassification:

Certain prior year financial statement items have been reclassified to conform to the current year’s presentation.

Recent Accounting Pronouncements:

In July 2001, the Financial Accounting and Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations,” and No. 142 (“SFAS 142”), “Goodwill

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and Other Intangible Assets.” SFAS 141 requires that all business combinations initiated after June 30, 2001 be accounted for under a single method—the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment upon initial adoption of the Statement and on an annual basis going forward. The amortization of goodwill will cease upon adoption of SFAS 142. The provisions of SFAS 142 will be effective for fiscal years beginning after December 15, 2001. Management believes that SFAS 142 will not have a material effect on the financial position or results of operations of the Company.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” which is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal periods. SFAS 144 supersedes FASB Statement No. 121 and APB Opinion No. 30, however, it retains the requirement of Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of (by sale, by abandonment, or in a distribution to owners) or is classified as held for sale. SFAS 144 addresses financial accounting and reporting for the impairment of certain long-lived assets and for long-lived assets to be disposed of. Management believes that SFAS 144 will not have a material impact on the financial position or results of operations of the Company.

3.    Balance Sheet Detail:

Investments:

As of December 31, 2001, short-term investments consisted of the following (in thousands):

	December 31, 2001
	Amortized Cost	Unrealized Gains	Estimated Fair Value	Maturity Dates
Commercial paper	$10,594	$180	$10,774	05/2002-08/2002

Realized gains on sales of short-term investments in 2001 were $46,000. There were no realized gains or losses recognized on the sale of short-term investments in 2000 and 1999.

As of December 31, 2000, there were no short-term investments.

Inventories:

Inventories are comprised of the following (in thousands):

	December 31,
	2001	2000
Raw Materials	$227	$253
Work-in-Process	340	1,097
Finished Goods	89	684

	$656	$2,034

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment:

Property and equipment consist of the following (in thousands):

	December 31,
	2001	2000
Furniture and fixtures	$412	$452
Machinery and equipment	2,737	2,735
Leasehold improvements	1,140	1,140
Software	340	214

	4,629	4,541
Less accumulated depreciation and amortization	(3,316)	(3,145)

	$1,313	$1,396

Other accrued Liabilities:

Other accrued liabilities comprise (in thousands):

	December 31,
	2001	2000
Professional fees	$499	$679
Clinical trials	550	588
Deferred revenue	377	377
Warranty	840	1,119
Restructuring (Note 9)	—	509
Other	442	500

	$2,708	$3,772

4.    Bank Borrowings:

Symphonix has a Loan Agreement with a bank providing for borrowings of up to $2,000,000 and the issuance of letters of credit up to $250,000. The principal amount is being repaid over four years. Borrowings under the agreement bear interest at the bank’s prime rate plus 0.75% and are collateralized by substantially all of Symphonix’s assets. Symphonix is required to maintain certain levels of cash and stockholders’ equity and to comply with certain other financial covenants.

At December 31, 2001, Symphonix had borrowings outstanding of $1,000,000, outstanding letters of credit in the amount of $174,000 and no amounts available for future borrowings under the Loan Agreement.

Future payments of principal under the Loan Agreement are as follows (in thousands):

2002	$500
2003	500

$1,000

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Commitments:

Symphonix rents its primary facilities under an operating lease that expires in December 2002. Under the terms of the lease, Symphonix is responsible for certain taxes, insurance and maintenance expenses.

Future minimum rental payments under all operating leases as of December 31, 2001 are as follows (in thousands):

2002	$666

Rent expense for the years ended December 31, 2001, 2000 and 1999 was $635,000, $674,000, and $654,000, respectively.

6.    Stockholders’ Equity:

Private Placement:

In November 1999, Symphonix consummated a $5,000,000 private placement of 1,000,000 shares of Symphonix’s common stock to Siemens at a purchase price of $5.00 per share in connection with a Marketing and Distribution Agreement. In September 2000 in accordance with the Marketing and Distribution Agreement, Siemens purchased an additional 1,026,062 shares of Symphonix’s common stock at a purchase price of $4.87 per share resulting in gross proceeds of $5,000,000. The number of shares and purchase price were determined by dividing $5,000,000 by the average of the closing sales prices of Symphonix’s common stock as reported by the NASDAQ National Market for the forty (40) trading days immediately preceding the public announcement of the FDA grant of premarket approval of Symphonix’s Vibrant P, Model 302 and Vibrant D, Model 304 Soundbridges. In conjunction with this agreement and in the event of a change in control, Symphonix has the right to terminate the agreement by paying a) $1.0 million or 2 times Siemen’s prior 12 months revenue of Symphonix’s products if terminated during the first or second year of the contract, b) $1.0 million or 1.5 times Siemen’s revenue of Symphonix’s products if terminated during the third year of the contract, or c) $2.0 million or 1 times Siemen’s revenue of Symphonix’s products if terminated during the fourth or fifth year of the contract. The purchase price for the private placement exceeded the fair market value of Symphonix’s common stock as reported on the NASDAQ National Market on the date of issuance. The difference between the purchase price and the fair market value of Symphonix’s common stock has been recorded as deferred revenue and is being amortized to revenue on a straight-line basis over the term of the agreement.

In November 2000, Symphonix consummated a $26,000,000 private placement through a transaction led by APAX Partners (“APAX”) and J.P. Morgan Capital, LP (“J.P. Morgan”). The shares of common stock issued in the financing were priced at $4.064 per share, which was determined as 80% of the average of the closing price of Symphonix’s common stock for the thirty-three (33) day period ending on September 18, 2000. Accordingly, a total of 6,397,632 shares of common stock was issued to the investors at the closing of the financing.

The terms of the private placement detailed in the Common Stock Purchase Agreement provided for a purchase price adjustment that allowed the investors to calculate, one time prior to November 10, 2002, an adjusted per share purchase price equal to the average closing market price of Symphonix common stock as reported on the NASDAQ National Market for the thirty-three (33) consecutive trading days immediately preceding the date of adjustment. Those investors participating in the adjustment would receive additional shares of common stock, for no additional consideration, equal to the difference between the number of shares which each investor could have purchased based on the adjusted per share purchase price at the investor’s original investment amount and the number of shares originally purchased.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 25, 2001, certain investors notified Symphonix that they were exercising their purchase price adjustment pursuant to the Common Stock Purchase Agreement. All investors agreed to participate in the adjustment, and on July 12, 2001, Symphonix subsequently issued, for no additional consideration, an additional 14,336,020 shares to the investors based on an adjusted per share purchase price of approximately $1.254.

Issuance costs for the 2000 equity placements were approximately $270,000.

So long as J.P. Morgan and APAX each hold at least 1,203,315 shares of common stock, Symphonix has agreed that its board of directors will nominate one individual designated by each of J.P. Morgan and APAX to the slate of nominees recommended by the board of directors to the stockholders at each annual meeting of the stockholders.

Warrants:

During 1997, Symphonix issued warrants in connection with obtaining its equipment lease line of credit to purchase up to 26,889 shares of common stock at $1.38 per share and up to 6,722 shares of common stock at $5.50 per share. In June 2000, the warrant to purchase 26,889 shares of common stock was net exercised resulting in 17,493 shares of common stock being issued by Symphonix. The remaining warrants are exercisable until October 2004. The fair value of these warrants determined using the Black-Scholes option pricing model was not material, and accordingly, no value was ascribed to them for financial reporting purposes.

Notes Receivable:

In 1997 and 1996, Symphonix issued a total of 545,000 shares of its common stock to key persons in exchange for full recourse promissory notes totaling $484,000. The 1997 and 1996 promissory notes bear annual interest ranging from 6.36% to 6.84%, payable in the years 2001 and 2002. The related shares are pledged as collateral for the notes. The total amount outstanding due and payable in 2002 is $175,000.

During June 1999, Symphonix issued notes receivable to a key employee in the amount of $370,000. The note bore annual interest at 5.19% and was collateralized by 1,025,582 shares of Symphonix’s common stock, but was repaid in July 2000. Additionally in August 1999, a key employee exercised 100,000 options to purchase common stock in exchange for a full recourse note receivable in the amount of $225,000 and a restricted stock agreement. The note bears annual interest at 5.96% and is due upon the earlier of (a) August 2004, (b) 30 days following the sale of the common stock which is equal in value to the principal amount of the note or (c) 12 months following the date of termination of employment with Symphonix. The restricted stock agreement grants Symphonix repurchase rights which lapse upon attainment of full vesting, which is scheduled to occur in August 2004. At December 31, 2001 and 2000, 41,675 and 66,671 shares of common stock are subject to repurchase by Symphonix, respectively. The related shares are pledged as collateral for the note.

Deferred Compensation:

The difference between the exercise price and the deemed fair market value of Symphonix’s common stock at the date of issuance of certain stock options, totaling $2.3 million, has been recorded as deferred compensation as a component of stockholders’ equity. Of this amount, $34,000, $295,000, and $517,000 has been amortized to expense in 2001, 2000 and 1999, respectively. During 2001, 2000 and 1999, Symphonix reversed none, $411,000 and $260,000, respectively, of unrecognized deferred compensation relating to employees that have terminated employment with Symphonix.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1997 Employee Stock Purchase Plan:

Symphonix adopted the 1997 Employee Stock Purchase Plan (the “Purchase Plan”) under which 275,000 shares of common stock were initially reserved for issuance. During 2000, an additional 200,000 shares were reserved.

Eligible employees may purchase a limited number of common stock at 85% of the market value at certain plan-defined dates. Shares purchased under the Purchase Plan are as follows:

2001	217,765
2000	83,863
1999	79,643

1994 Stock Option Plan:

The 1994 Stock Option Plan (the “1994 Plan”) provides for grants of incentive stock options to employees (including officers and employee directors) and nonstatutory stock options to employees (including officers and employee directors) and consultants of Symphonix. The 1994 Plan is administered by a committee appointed by the Board of Directors which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the exercisability thereof.

The terms of options granted under the 1994 Plan generally may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of Symphonix or a parent or subsidiary of Symphonix (a “Ten Percent Stockholder”), may not exceed five years. Generally, options granted under the 1994 Plan vest become exercisable starting one year after the date of grant, with 25% of the shares subject to the option becoming exercisable at that time and an additional  1/48th of such shares becoming exercisable each month thereafter. Other option grants become exercisable at  1/48th each month immediately after grant. Certain holders of options granted under the 1994 Plan may exercise their unvested options prior to complete vesting of shares, subject to such holder’s entering a restricted stock purchase agreement granting Symphonix an option to repurchase, in the event of a termination of the optionee’s employment or consulting relationship, any unvested shares at a price per share equal to the original exercise price per share for the option. The exercise price of incentive stock options granted under the 1994 Plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 1994 Plan is determined by the Board of Directors with specific criteria. The exercise price of any incentive stock option granted to a Ten Percent Stockholder must equal at least 110% of the fair market value of the common stock on the date of grant.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity under the 1994 Plan is as follows (in thousands, except per share data):

		Options Outstanding
	Shares Available For Grant	Number of Shares	Exercise Price
Balance, December 31, 1998	244	660	$0.14-$ 4.13
Additional options reserved	1,500	—
Options granted	(1,259)	1,259	$2.25-$ 3.88
Options exercised	—	(162)	$0.14-$ 2.25
Options canceled	53	(53)	$0.73-$ 3.13

Balance, December 31, 1999	538	1,704	$0.14-$ 4.13

Additional options reserved	1,000	—
Options granted	(1,562)	1,562	$1.88-$5.88
Options exercised	—	(77)	$0.14-$4.13
Shares repurchased	134	—	$0.80
Options canceled	274	(274)	$0.73-$5.06

Balance, December 31, 2000	384	2,915	$0.14-$5.88

Additional options reserved	1,000	—
Options granted	(2,003)	2,003	$0.76-$1.56
Options exercised	—	(172)	$0.14-$2.63
Options canceled	1,320	(1,320)	$0.55-$5.88

Balance, December 31, 2001	701	3,426	$0.14-$5.88

The options outstanding and currently exercisable by exercise price at December 31, 2001 are as follows:

	Options outstanding			Options currently exercisable

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.14	37	2.92	$0.14	37	$0.14
$0.55-$0.83	1,571	9.54	$0.76	133	$0.75
$1.03-$2.20	704	9.02	$1.62	115	$1.70
$2.25	550	7.59	$2.25	321	$2.25
$2.56-$3.75	291	7.96	$3.44	129	$3.18
$3.84-$5.88	273	8.27	$4.51	118	$4.50

	3,426	8.81	$1.70	853	$2.30

At December 31, 2000 and 1999, outstanding options to purchase 2,915,000 and 379,000 shares were exercisable at weighted average exercise prices of $2.76 and $1.62 per share, respectively.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Symphonix has adopted the disclosure only provision of SFAS 123. Accordingly, Symphonix applies APB 25 and related interpretations in accounting for its stock option plan. If Symphonix had elected, beginning in 1996, to recognize compensation cost based on the fair value of the options granted at the grant date as prescribed by SFAS 123, net loss and basic and diluted net loss per common share would have been increased to the pro forma amounts shown below (thousands except per share data):

	Year Ended December 31,
	2001	2000	1999
Net loss as reported	$(16,729)	$(17,157)	$(16,679)

Net loss pro forma	$(17,977)	$(18,645)	$(17,152)

Basic and diluted net loss per common share as reported	$(0.60)	$(1.18)	$(1.35)

Basic and diluted net loss per common share pro forma	$(0.65)	$(1.28)	$(1.38)

The above pro forma disclosures are not likely to be representative of the effects on net income (loss) and basic and diluted net income (loss) per share in future years, because they do not take into consideration pro forma compensation expense related to grants made prior to 1996.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	2001	2000	1999
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	4.19%	6.08%	5.77%
Expected volatility	154.0%	121.1%	110.0%
Expected life (in years)	5.0	5.0	5.0

The weighted average grant date fair values of employee stock options granted during 2001, 2000, and 1999 were $0.86, $2.71, and $2.14 per share, respectively.

The fair value of each Purchase Plan share is estimated on the date of issuance using the Black-Scholes option pricing model with the following weighted average assumptions:

	2001	2000	1999
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	2.49%	5.82%	4.86%
Expected volatility	154.0%	124.0%	110.0%
Expected life (in years)	0.5	0.5	0.5

The weighted average grant date fair value of the Purchase Plan shares issued during 2001, 2000 and 1999 were $0.31, $2.39 and $1.29 per share, respectively.

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.    Income Taxes:

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2001 and 2000 are presented below (in thousands):

	2001	2000
Net operating loss carryforward	$27,751	$21,378
Depreciation	358	229
Capitalized start-up costs	319	598
Research and development credits	2,336	2,023
Deferred revenue	292	553
Accrued liabilities	1,085	857
Capitalized research and development	689	211
Valuation allowance	(32,830)	(25,849)

	$—	$—

During 2001, 2000 and 1999, the valuation allowance was increased by $6,981,000, $7,998,000 and $4,592,000, respectively. Due to the uncertainties surrounding the realization of deferred tax assets, the Company has provided a full valuation allowance in all periods.

At December 31, 2001, Symphonix has $74,932,000 of federal and $38,985,000 of state net operating loss carryforwards which expire from 2009 through 2021 and 2002 through 2011, respectively, if not utilized.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event Symphonix has had a change in ownership, utilization of the carryforwards could be restricted.

8.    Employee Benefit Plan:

During 1996, Symphonix established a Retirement Savings and Investment Plan (the “Plan”) under which employees may defer a portion of their salary up to the maximum allowed under IRS rules. Symphonix has the discretion to make contributions to the Plan. As of December 31, 2001, no Company contributions have been made to the Plan.

9.    Restructuring Charge:

In November 2000, Symphonix approved plans to restructure its operations in order to accelerate the Marketing and Distribution Agreement signed with Siemens in December 1999. In the fourth quarter of 2000, Symphonix recorded a charge of $509,000 in connection with the restructuring. The following table sets forth certain details associated with the net reorganization charges as of December 31, 2001 (in thousands of dollars):

	Restructuring Accrual at Dec. 31, 2000	Cash Payments	Adjustments	Restructuring Accrual at Dec. 31, 2001
Severance and benefits	$262	$(165)	$(97)	$
Facility charges	111	(45)	(66)		—
Other	136	(136)	—		—

	$509	$346	$(163)	$

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Severance and benefits represent the reduction of 10 sales and marketing employees in Europe. Write-off of assets consisted primarily of computer equipment, furniture, and fixtures. These assets were written off because they were excess and could not be used in any other Symphonix facility since the cost of moving the assets would be greater than the net book value of the assets. Facility charges include early termination costs associated with the closing of the international sales office. Cash payments relating to these accruals were paid in the first half of 2001. In the three month periods ended March 31, 2001 and September 30, 2001, Symphonix reversed $82,000 and $81,000, respectively, of excess reorganization charges related to severance and facility charges which are included in selling, general and administrative expenses in the statement of operations.

10.    Related Party Transactions:

As of January 1, 2001, Siemens, a holder of 2,026,062 shares of Symphonix’s common stock was granted full distribution rights to the European market for a 5 year period in connection with the acceleration of provisions within the Marketing and Distribution Agreement signed in November 1999. For the years ended December 31, 2001, 2000 and 1999 Siemens accounted for 48.3%, 42.6% and 3.6%, respectively, of Symphonix’s revenues and as of December 31, 2001 and 2000 Siemens accounted for 60.0% and 71.9% of Symphonix’s accounts receivable. For the years ended December 31, 2001, 2000 and 1999, Symphonix paid Siemens $188,000, $279,000 and $48,000, respectively, under a related supply agreement.

11.    Industry Segments:

Symphonix operates in one business segment: the design, manufacture, and sale of implantable and semi-implantable hearing devices. Currently, Symphonix markets its products to customers in the United States and Europe.

One customer accounted for 48.3% and 42.6% of Symphonix’s revenue during 2001 and 2000, respectively. Five customers individually accounted for 17.5%, 17.4%, 14.1%, 13.0% and 11.2%, respectively, of Symphonix’s revenue during 1999.

	Revenues			Long-lived Assets
	2001	2000	1999	2001	2000	1999
Europe	$1,353	$1,086	$323	$—	$13	$53
United States	667	161	—	1,313	1,383	1,501
Latin America	—	—	8	—	—	—

	$2,020	$1,247	$331	$1,313	$1,396	$1,554

SYMPHONIX DEVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.    Selected Quarterly Financial Data (Unaudited):

The following table sets forth selected unaudited financial information for Symphonix for the eight quarters in the period ended December 31, 2001. This information has been prepared on the same basis as the audited financial statements and, in the opinion of management, contains all adjustments necessary for a fair presentation thereof.

	Quarter Ended
	03/31	06/30	09/30	12/31
	(In thousands, except per share amounts)
2001:
Revenues	$576	$435	$535	$474
Operating loss	(5,106)	(5,228)	(4,030)	(3,158)
Net loss	(4,853)	(5,067)	(3,788)	(3,021)
Basic and diluted net loss per common share	$(0.23)	$(0.24)	$(0.11)	$(0.09)
Basic and diluted weighted average shares outstanding	20,974	21,061	33,399	35,537

2000:
Revenues	$218	$195	$293	$541
Operating loss	(4,377)	(4,186)	(4,108)	(4,949)
Net loss	(4,297)	(4,111)	(4,080)	(4,669)
Basic and diluted net loss per common share	$(0.32)	$(0.31)	$(0.30)	$(0.26)
Basic and diluted weighted average shares outstanding	13,357	13,406	13,475	18,113

ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND  FINANCIAL DISCLOSURE.

There have been no disagreements with the independent accountants on accounting and financial disclosure.

On January 22, 2001, PricewaterhouseCoopers LLP resigned as the independent accountant of Symphonix Devices, Inc. The reports of PricewaterhouseCoopers LLP on the financial statement for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audits for the two most recent fiscal years and through January 22, 2001, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years. During the two most recent fiscal years and through January 22, 2001, there have been no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v)).

On February 9, 2001, the Registrant engaged KPMG LLP as its new independent accountants to audit its financial statements as of and for the year ended December 31, 2000. During the years ended December 31, 1999 and 2000 and between January 1, 2001 and February 9, 2001 the Registrant did not consult with KPMG LLP regarding the application of accounting principles to a specified transaction either completed or proposed; the Registrant did not consult with KPMG LLP regarding the type of audit opinion that might be rendered or the Registrants’ financial statements; and there was not any written or oral advice provided to the Registrant prior to KPMG LLP’s retention as the Registrant’s independent account.

On April 2, 2001, the Registrant dismissed KPMG LLP as its independent accountants. The Registrant’s Audit Committee and Board of Directors participated in and approved the decision to change the independent accountants. The reports of KPMG LLP on the financial statements for fiscal year 2000 contained no adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit for the last fiscal year and through April 2, 2001, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such year. During the last fiscal year and through April 2, 2001, there have been no reportable events (as defined in Regulation S-K Item 304 (a) (1) (v)).

The Registrant engaged PricewaterhouseCoopers LLP as its new independent accountants on April 9, 2001. Prior to that date, PricewaterhouseCoopers LLP audited Symphonix’s financial statements from inception through December 31, 1999. PricewaterhouseCoopers LLP was the Registrant’s independent accountants until January 22, 2001, at which time PricewaterhouseCoopers LLP resigned. From January 22, 2001 to April 9, 2001, the Registrant had not consulted with PricewaterhouseCoopers LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Registrant’s financial statements, and neither a written report was provided to the Registrant or oral advice was provided that PricewaterhouseCoopers LLP concluded was an important factor considered by the Registrant in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

PART III

ITEM 10.      DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

Reference is made to the information regarding Directors appearing under the heading “Election of Directors” in the Registrant’s proxy statement to be filed with the Commission in connection with the annual meeting of stockholders intended to be held on April 24, 2002, which information is hereby incorporated by reference. The executive officers of the Registrant, and their ages as of March 1, 2002, are as follows:

Name	Age	Position
Kirk B. Davis	44	Chairman, President and Chief Executive Officer
Geoffrey R. Ball	38	Vice President, Chief Technical Officer and Director
Terence J. Griffin	39	Vice President, Finance and Chief Financial Officer
Deborah A. Arthur	51	Vice President, Clinical Affairs
Carlos A. Baez	41	Vice President, Research and Development
Dennis S. Roy	51	Vice President, Sales & Marketing

Kirk B. Davis has served as President and Chief Executive Officer since August 1999 and Chairman since May 2000. From October 1987 to August 1999, Abbott Laboratories employed Mr. Davis most recently as Vice President and General Manager, critical care products. From 1996 to 1998 he served as General Manager of Abbott Laboratories UK operations and from 1994 to 1998 he served as Divisional Vice President and Regional Director, Europe for Abbott. Mr. Davis has a BS degree from Stanford University and an MBA degree from J.L. Kellogg Graduate School of Management at Northwestern University.

Geoffrey R. Ball invented the FMT, co-founded Symphonix and has served as Vice President and Chief Technical Officer and a director since May 1994. From 1987 to March 1994, Mr. Ball was a biomedical engineer in the hearing research laboratory at the Veterans Hospital in Palo Alto, California, affiliated with Stanford University. Mr. Ball holds an MS degree in systems management from the University of Southern California and a BS degree in human development and performance from the University of Oregon.

Terence J. Griffin has served as Vice President of Finance and Chief Financial Officer of Symphonix since April 2000. From March 1999 to March 2000, Mr. Griffin was the CFO for Zangle, a web-based information site targeting parents of school age children. Prior to that, from August 1993 to February 1999, Mr. Griffin served as CFO of Insync Systems, Inc., a provider of subsystems to the semiconductor industry and now owned by US Filter/Vivendi SA. From September 1986 to July 1993, Mr. Griffin served in a number of senior level financial management positions with Diasonics, a medical imaging and device manufacturer formerly NYSE traded and now owned by General Electric. Mr. Griffin began his career with Arthur Andersen & Co. and holds a BA in Accounting from Loyola Marymount University.

Deborah A. Arthur has served as Vice President of Clinical and Regulatory Affairs of Symphonix since February 2001 and served as VP of Clinical Affairs since August 1998. From 1990 to August 1998, Ms. Arthur was employed by the Ear Nose and Throat Division of Smith & Nephew, Inc., a leading supplier of ear, nose and throat medical devices. At Smith & Nephew, Ms. Arthur served in a variety of management positions in clinical affairs, regulatory affairs and quality assurance, including from June 1993 to July 1996 as Group Manager of Regulatory and Clinical Affairs, from July 1996 to January 1998 as Group Manager of Regulatory and Clinical Affairs and Quality Assurance, and from January 1998 to August 1998, as Director of Regulatory and Clinical Affairs and Quality Assurance. Ms. Arthur holds a BS degree in speech and hearing science from East Tennessee State University and an MA degree in audiology from the University of Tennessee.

Carlos A. Baez has served as Vice President of Research and Development of Symphonix since February 2001. From April 1998 to November 2000, Mr. Baez was Vice President of Engineering at Decibel Instruments, a U.S. hearing aid manufacturer and distributor. From March 1987 to April 1998, Mr. Baez was Director of

microelectronics at Resound Corporation, a leading manufacturer and distributor of high-technology hearing aids and now owned by Great Nordic. From May 1981 to October 1985, Mr. Baez worked at AT&T Bell Laboratories a worldwide leader in telecommunications, developing audio processing integrated circuits for cellular telephones and other communication devices including hearing aids. Mr. Baez holds a BS degree in Electrical Engineering from Columbia University and an MS degree in Electrical Engineering from the University of California, Berkeley.

Dennis S. Roy joined Symphonix in July, 2001, as Vice President of Marketing, and in December, 2001, was named Vice President, Sales and Marketing. Immediately prior to joining Symphonix, Mr. Roy was Vice President—Business Unit Leader for GE Financial Assurance-Partnership Marketing Group. From June 1988 to February 1999, Mr. Roy served in a variety of marketing, advertising, sales and P&L management positions for Beltone Electronics Corp., a leading manufacturer of hearing aids and hearing testing equipment. At Beltone, Mr. Roy served as Director of Marketing Services, Director of Strategic Planning, Vice President—North American Marketing, and Vice President—Business Planning. Earlier in his career, Mr. Roy worked for NW Ayer Advertising, The Quaker Oats Company, and Euro Tatham RSCG Advertising. He has an MBA in Marketing and a BA in Economics from the University of Michigan.

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from reporting persons, the Company believes that, during the fiscal year ended December 31, 2001, all such forms were filed on a timely basis, except that Dennis Roy, an officer, did not timely file a Form 3 upon becoming an officer and did not file a Form 4 reporting open market acquisitions in six separate transactions, and Carlos Baez, an officer, did not timely file a Form 3 upon becoming an officer.

ITEM 11.    EXECUTIVE COMPENSATION

Reference is made to the information regarding executive compensation appearing under the heading “Executive Compensation and Other Matters” in the Registrant’s proxy statement to be filed with the Commission in connection with the annual meeting of stockholders currently planned to be held on April 24, 2002, which information is hereby incorporated by reference.

ITEM 12.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Reference is made to the information regarding security ownership appearing under the heading “Record Date and Principal Share Ownership” in the Registrant’s proxy statement to be filed with the Commission in connection with the annual meeting of stockholders currently planned to be held on April 24, 2002, which information is hereby incorporated by reference.

ITEM 13.    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In November 1999, Siemens purchased 1,000,000 shares of Symphonix common stock for $5,000,000 in a first closing pursuant to a private placement consummated in connection with a marketing and distribution agreement entered into with Symphonix. In September 2000 in accordance with the marketing and distribution agreement, Siemens purchased an additional 1,026,062 shares of Symphonix’s common stock at a purchase price of $4.87 per share resulting in gross proceeds of $5,000,000.

As of December 31, 2001, Siemens owed Symphonix $196,000 under the marketing and distribution agreement. For the year ended December 31, 2001, Siemens paid Symphonix $1,006,000 under the marketing and distribution agreement, and Symphonix paid Siemens $188,000 under the supply agreement. The nature and terms of the original and revised marketing and distribution agreements, as well as a related supply agreement, with Siemens are as follows:

•	Symphonix entered into the marketing and distribution agreement in February 1999 and entered into the supply agreement in June 1999.

•	Under the marketing and distribution agreement, Symphonix agreed to conduct collaborative marketing efforts, and Siemens has exclusive distribution rights in Europe for existing Symphonix products and any future product introductions.

•	The marketing and distribution agreement has a term ending on December 1, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least 12 months’ notice. If Symphonix does not renew the marketing and distribution agreement, it is obligated to pay Siemens the equivalent of Siemens’ revenues with Symphonix products in Europe during the preceding twelve months.

•	The marketing and distribution agreement may also be terminated at any time if Symphonix is acquired at the option of: (i) Symphonix, with three month’s notice and payment to Siemens of (A) $1 million or 200% of Siemens’ revenue in Europe with Symphonix products during the 12 months preceding the acquisition if the agreement is terminated before December 1, 2001, (B) $1 million or 150% of Siemens’ revenue in Europe with Symphonix products during the 12 months preceding the acquisition if the agreement is terminated between December 1, 2001 and December 1, 2002, or (C) $2 million or 100% of Siemens’ revenue in Europe with Symphonix products during the 12 months preceding the acquisition if the agreement is terminated between December 1, 2002 and December 1, 2004; or (ii) Siemens, if Symphonix is acquired by a manufacturer of acoustic hearing aids.

•	The marketing and distribution agreement may also be terminated at the option of either party in the event of a material breach that is not cured within 30 days of notice of breach, or upon the insolvency or bankruptcy of either party.

•	Under the terms of the supply agreement, Siemens agreed to supply integrated circuits and software for use in Symphonix’s Soundbridge products.

•	The supply agreement has a term ending on September 30, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least three months’ notice. The supply agreement may also be terminated at any time in the event of a material breach that is not cured within 30 days of notice of breach.

On November 10, 2000, Symphonix issued an aggregate of 6,397,632 shares of its common stock to investors for a purchase price of approximately $26,000,000, which represented a per share price of $4.064. The Common Stock Purchase Agreement, under which the shares were sold, provided for a purchase price adjustment that allowed the investors to calculate, one time prior to November 10, 2002, an adjusted per share purchase price equal to the average closing market price of Symphonix common stock as reported on the NASDAQ National Market for the 33 consecutive trading days immediately preceding the date of adjustment. Those investors participating in the adjustment would receive additional shares of common stock, for no additional consideration, equal to the difference between the number of shares which each investor could have purchased based on the adjusted per share purchase price at the investor’s original investment amount and the number of shares originally purchased.

The investors in the transaction included three trusts of which B.J. Cassin, one of Symphonix’s directors, is a trustee. Symphonix issued and sold an aggregate of 246,061 shares of its common stock to the trusts in the transaction for a purchase price of approximately $999,992. In connection with the issuance of 2,460,630 shares to each of J.P. Morgan Capital and APAX, Symphonix agreed that its board of directors will nominate one individual designated by each of J.P. Morgan and APAX to its board of directors, and that its board of directors and management will vote all shares for which they hold proxies or otherwise are entitled to vote in favor of these nominees. Martin Friedman, a nominee of J.P. Morgan, and Adele Oliva, a nominee of APAX, have been serving on the board of directors since the closing of the transaction.

On June 25, 2001, certain investors notified Symphonix that they were exercising their purchase price adjustment pursuant to the Common Stock Purchase Agreement. All investors agreed to participate in the adjustment, and on July 12, 2001, Symphonix subsequently issued, for no additional consideration, an additional 14,336,020 shares to the investors based on an adjusted per share purchase price of approximately $1.254.

Symphonix believes that this transaction was made on terms no less favorable to Symphonix than could have been obtained from unaffiliated third parties. All future transactions, including loans, between Symphonix and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to Symphonix than could be obtained from unaffiliated third parties.

PART IV

ITEM 14.    EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)	The following documents are filed in Part II of this Annual Report on Form 10-K.

1.    Financial Statements

2.  Financial Statement Schedules. The following consolidated financial statement schedule of Symphonix Devices, Inc. for the year ended December 31, 2001 is filed as part of this Report and should be read in conjunction with the consolidated financial statements:

Description	Page No.
Schedule II—Valuation and Qualifying Accounts	62

Schedules not listed above have been omitted because they are not applicable or are not required to be set forth therein is included in the consolidated financial statements or notes thereto.

(b)  Reports on Form 8-K

None

(c)  Exhibits.

Exhibit	Description
3.1*	Certificate of Incorporation of Symphonix Devices, Inc., a Delaware corporation, as currently in effect.
3.2*	Bylaws of the Registrant, as currently in effect.
3.3*	Certificate of Amendment of the Certificate of Incorporation of the Registrant, amending Exhibit 3.1.
4.1*	Specimen Common Stock Certificate.
10.1*	Form of Indemnification Agreement between the Registrant and each of its directors and officers.
10.2*	1994 Stock Option Plan and forms of Stock Option Agreements thereunder.
10.3*	1998 Employee Stock Purchase Plan.
10.4*	Restated Investors Rights Agreement dated June 11, 1997 between the Registrant and certain holders of the Registrant’s securities.
10.5*	Master Equipment Lease Agreement between the Registrant and Lighthouse Capital Partners dated December 2, 1994.
10.6*	Assignment by the Registrant to VibRx, Inc. dated March 14, 1997.
10.7*	Registrant’s Series D Preferred Stock Purchase Agreement dated June 11, 1997.
10.8*

Net Lease Agreement between Realtec Properties I, L.P., a California limited partnership, and the Registrant dated July 28, 1994; letter agreements dated July 28, 1994 and August 17, 1994 and First Amendment dated April 17, 1997.

10.9*	Lease between Silicon Valley Properties, L.L.C., a Delaware limited liability partnership, and the Registrant dated October 27, 1997.
10.10*	Form of Option Vesting Agreement between the Registrant and its officers.
10.11*	License Agreement dated June 1, 1995 between Baptist Medical Center of Oklahoma, Inc. and the Registrant.
10.12*	Loan and Security Agreement dated December 30, 1997 between the Registrant and Silicon Valley Bank.
10.13(1)	Loan Modification Agreement dated December 24, 1998 between the Registrant and Silicon Valley Bank.
10.14(1)	Premium Contribution Plan Effective November 1, 1998, as Amended and Restated on January 1, 1999.
10.15(1)	Form of Distribution Agreement.
10.16**(2)	Joint Development and Supply Agreement dated January 16, 1998 between the Registrant and Topholm & Westermann Aps and the subsequent Amendment thereto effective November 30, 1998.
10.17(3)	Loan and Security Agreement with an attached Non-Recourse Secured Promissory Note dated June 29, 1999 between the Registrant and Harry S. Robbins.
10.18(4)	OEM and Supply Agreement dated June 4, 1999 between the Registrant and Siemens Audiologische Technik GmbH (“Siemens”).
10.19(5)	Marketing and Distribution Agreement dated November 2, 1999 between the Registrant and Siemens.
10.20(5)	Common Stock Purchase Agreement dated December 1, 1999 between the Registrant and Siemens.
10.21(6)	Common Stock Purchase Agreement dated September 18, 2000 between Symphonix and certain investors, including exhibits
21.2	List of Subsidiaries of the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.3	Consent of KPMG LLP, independent auditors.
24.1	Power of Attorney (see page 63).

*	Filed as an Exhibit to the Registrant’s Registration Statement on Form S-1 (File No. 333-40339) and incorporated herein by reference.

**	Confidential treatment requested.

(1)	Filed as an exhibit to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

(2)	Filed as exhibits to the Registrant’s report on Form 10-Q for the fiscal quarter ending March 31, 1999, and incorporated herein by reference.

(3)	Filed as an exhibit to the Registrant’s report on Form 10-Q for the quarter ending June 30, 1999 and incorporated herein by reference.

(4)	Filed as an exhibit to the Registrant’s report on Form 10-Q for the fiscal quarter ended September 30, 1999 and incorporated herein by reference.

(5)	Filed as an exhibit to the Registrant’s report on Form 8-K filed with the Securities and Exchange Commission on December 20, 1999 and incorporated herein by reference.

(6)	Filed as an exhibit to the Registrant’s report on Form 8-K filed with the Securities and Exchange Commission on November 2, 2000 and incorporated herein by reference.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at beginning of period	Additions	Deductions	Balance at end of period
Allowance for doubtful accounts:
Year ended December 31, 2001	$7	$20	$—	$27
Year ended December 31, 2000	55	—	48	7
Year ended December 31, 1999	$3	$52	$—	$55

	Balance at beginning of period	Additions	Deductions	Balance at end of period
Warranty provision:
Year ended December 31, 2001	$1,119	$—	$279	$840
Year ended December 31, 2000	248	1,248	377	1,119
Year ended December 31, 1999	$—	$248	$—	$248

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Jose, State of California, on the 27th day of March, 2002.

SYMPHONIX DEVICES, INC.

By:	/s/ KIRK B. DAVIS
Kirk B. Davis Chairman, President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kirk B. Davis and Terence Griffin, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Report on Form 10-K, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents of any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KIRK B. DAVIS Kirk B. Davis	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2002

/s/ TERENCE J. GRIFFIN Terence J. Griffin	Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2002

/s/ GEOFFREY R. BALL Geoffrey R. Ball	Vice President and Chief Technology Officer	March 27, 2002

/s/ B. J. CASSIN B. J. Cassin	Director	March 27, 2002

/s/ MARTIN FRIEDMAN Martin Friedman	Director	March 27, 2002

/s/ ADELE OLIVA Adele Oliva	Director	March 27, 2002

/s/ ROGER RADKE Roger Radke	Director	March 27, 2002

INDEX TO EXHIBITS

Exhibit Number		Exhibit Title

5.1	*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

21.2		List of Subsidiaries

23.1		Consent of PricewaterhouseCoopers LLP, independent accountants

23.2	*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.3		Consent of KPMG LLP, independent auditors

24.1	*	Power of Attorney

* Previously Filed

ANNEX C

SYMPHONIX DEVICES, INC. FORM 10-Q QUARTERLY REPORT

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2002

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2002.

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM TO .

COMMISSION FILE NO. 000-23767

SYMPHONIX DEVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	77-0376250
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2331 Zanker Road

SAN JOSE, CALIFORNIA 95131-1107

(Address of principal executive offices, including zip code)

(408) 232-0710

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

As of September 30, 2002; 35,832,000 shares of the Registrant’s Common Stock were outstanding.

SYMPHONIX DEVICES, INC.

PART I.    FINANCIAL INFORMATION

Item 1.    Financial Statements

SYMPHONIX DEVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,897	$1,343
Short-term investments	—	10,774
Restricted cash	549	—
Accounts receivable, net	245	329
Inventories	747	656
Prepaid expenses and other current assets	434	566

Total current assets	5,872	13,668
Property and equipment, net	836	1,313
Restricted cash	135	174

Total assets	$6,843	$15,155

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$291	$451
Accrued compensation	730	976
Other accrued liabilities	1,396	2,708
Current portion of bank borrowings	500	500

Total current liabilities	2,917	4,635
Deferred revenue	453	732
Bank borrowings, less current portion	125	500

Total liabilities	3,495	5,867

Stockholders’ equity:
Common stock	36	36
Notes receivable from stockholders	(400)	(400)
Additional paid-in capital	92,110	92,107
Accumulated other comprehensive income	66	260
Accumulated deficit	(88,464)	(82,715)

Total stockholders’ equity	3,348	9,288

Total liabilities and stockholders’ equity	$6,843	$15,155

The accompanying notes are an integral part of these condensed consolidated financial statements.

SYMPHONIX DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Revenue	$404	$535	$1,397	$1,546

Costs and expenses:
Cost of goods sold	420	1,342	1,289	3,665
Research and development	526	1,406	1,904	4,927
Selling, general and administrative	1,365	1,817	4,337	7,318

Total costs and expenses	2,311	4,565	7,530	15,910

Operating loss	(1,907)	(4,030)	(6,133)	(14,364)
Interest income	42	271	429	747
Interest expense	(11)	(29)	(45)	(91)

Net loss	$(1,876)	$(3,788)	$(5,749)	$(13,708)

Basic and diluted net loss per common share	$(0.05)	$(0.11)	$(0.16)	$(0.54)

Shares used in computing basic and diluted net loss per common share	35,803	33,399	35,710	25,190

The accompanying notes are an integral part of these condensed consolidated financial statements.

SYMPHONIX DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Net loss	$(1,876)	$(3,788)	$(5,749)	$(13,708)
Change in unrealized gain on short-term investments	(6)	99	(180)	204
Translation adjustments	4	(1)	(14)	7

Comprehensive loss	$(1,878)	$(3,690)	$(5,943)	$(13,497)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SYMPHONIX DEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine months ended September 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(5,749)	$(13,708)
Adjustments to reconcile net loss to cash used in operating activities:
Amortization of deferred compensation	—	34
Depreciation and amortization	494	590
Amortization of premium on short-term investments	50	125
Gain on sale of short-term investments	(48)	(7)
Changes in operating assets and liabilities:
Accounts receivable	84	(119)
Inventories	(91)	1,101
Prepaid expenses and other current assets	132	93
Accounts payable	(160)	(569)
Accrued compensation	(246)	(131)
Deferred revenue	(279)	(281)
Other accrued liabilities	(1,312)	(1,075)

Net cash used in operating activities	(7,125)	(13,947)

Cash flows from investing activities
Purchases of short-term investments	—	(27,380)
Sales and maturities of short-term and long-term investments	10,592	13,326
Purchases of property and equipment	(17)	(708)
Increase in restricted cash	(510)	(222)
Change in other assets	—	19

Net cash provided by (used in) investing activities	10,065	(14,965)

Cash flows from financing activities
Payments on bank borrowings	(375)	(375)
Proceeds from issuance of common stock	3	238
Payments on stockholders notes receivable	—	21

Net cash used in financing activities	(372)	(116)

Net increase (decrease) in cash and cash equivalents	2,568	(29,028)
Effect of exchange rates on cash and cash equivalents	(14)	7
Cash and cash equivalents, beginning of period	1,343	29,535

Cash and cash equivalents, end of period	$3,897	$514

The accompanying notes are an integral part of these condensed consolidated financial statements.

SYMPHONIX DEVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Basis of Presentation:

The accompanying unaudited condensed consolidated financial statements as of September 30, 2002 of Symphonix Devices, Inc. (the “Company” or “Symphonix”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Operating results for the three and nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2002, or any future interim period.

These financial statements and notes should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2001 and footnotes thereto, included in the Company’s Annual Report on Form 10-K.

These financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained significant losses for the last several years. As discussed in Note 6, the Company’s Board of Directors have approved a plan of complete dissolution and liquidation. The current value of the assets may not be realized upon dissolution and liquidation.

2.    Computation of Basic and Diluted Net Loss per Common Share:

Basic earnings per share (“EPS”) is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options, warrants and other convertible securities, if dilutive. The following table is a reconciliation of the numerator (net loss) and the denominator (number of shares) used in the basic and diluted EPS calculations and sets forth potential shares of common stock that are not included in the diluted net loss per share calculation as their effect is antidilutive (in thousands, except per share data):

	Three months ended September 30,		Nine months ended September 30,
	2002	2001	2002	2001
Numerator—Basic and Diluted
Net loss	$(1,876)	$(3,788)	$(5,749)	$(13,708)

Denominator—Basic and Diluted
Weighted average common shares outstanding	35,830	33,451	35,743	25,248
Weighted average unvested common shares subject to repurchase	(27)	(52)	(33)	(58)

Total	35,803	33,399	35,710	25,190

Basic and diluted net loss per common share	$(0.05)	$(0.11)	$(0.16)	$(0.54)

Antidilutive Securities:
Options to purchase common stock	5,084	3,650	5,084	3,650
Common stock subject to repurchase	23	48	23	48
Warrants	7	7	7	7

	5,114	3,705	5,114	3,705

SYMPHONIX DEVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.     Inventories:

Inventories comprise (in thousands):

	September 30, 2002	December 31, 2001
Raw materials	$390	$227
Work in progress	282	340
Finished goods	75	89

	$747	$656

4.    Restricted Cash:

As of September 30, 2002, the Company held $625,000 in a certificate of deposit with a financial institution to comply with existing loan covenants as outlined in an amended loan agreement. The amount required to be held in a certificate of deposit will be reduced as the Company makes payments on the outstanding loan balance. In addition, the Company has outstanding letters of credit in the amount of $59,000 which are collateralized by certificates of deposit of this amount.

5.    Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, (“SFAS 143”), “Accounting for Asset Retirement Obligations,” which is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company believes that the adoption of SFAS 143 will not have a material impact on the consolidated financial position or results of operations of the Company.

In April of 2002, the FASB issued Statement of Financial Accounting Standards No. 145 (“SFAS 145”), “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for fiscal years beginning after May 15, 2002. Under SFAS 145, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. SFAS also addresses financial accounting and reporting for capital leases that are modified in such a way as to give rise to a new agreement classified as an operating lease. The Company believes that the adoption of SFAS 145 will not have a material impact on the consolidated financial position or results of the operations of the Company.

In June of 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS 146, a liability is required to be recognized for a cost associated with an exit or disposal activity when the liability is incurred. SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a retirement or disposal activity covered by FASB Statements No. 143 and 144. The Company believes that the adoption of SFAS 146 will not have a material impact on the consolidated financial position or results of the operations of the Company.

SYMPHONIX DEVICES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Subsequent Event

On November 13, 2002, the Company’s Board of Directors approved a plan of complete dissolution and liquidation, subject to approval by the Company’s stockholders at a special meeting to be held at a future date set by the Company’s Board of Directors. In connection with the proposed liquidation, the Company expects to terminate the majority of its employees and retain only a limited number of personnel necessary to facilitate the liquidation process. Additionally, the Company intends to liquidate all the property, equipment, intellectual property and other assets and may consider various legal alternatives to liquidating the Company including bankruptcy. The current value of the assets may not be realized upon dissolution and liquidation.

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations which express that the company “believes”, “anticipates” or “plans to” as well as other statements which are not historical fact, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially as a result of the risks and uncertainties described herein and elsewhere including, in particular, those factors described under “Factors That May Affect Future Results.”

Overview

Symphonix has developed a family of proprietary implantable Soundbridges for the management of mild to severe hearing impairment. Our family of Vibrant Soundbridges is based on our patented core Floating Mass Transducer, or FMT, technology. Late in 2000, we received approval from the Food and Drug Administration, or FDA, to commercially market our products in the United States. Subsequent to FDA approval, our products were launched to the otology community and audiology community.

Symphonix’s Board of Directors approved a plan of complete dissolution and liquidation on November 13, 2002, subject to approval by our stockholders at a special meeting to be held at a future date set by our Board of Directors. In connection with the proposed liquidation, we expect to terminate the majority of our employees. We expect to retain only a limited number of personnel necessary to facilitate the liquidation process. In connection with the liquidation, we intend to liquidate our property, equipment, intellectual property and other assets. In addition, we may consider various legal alternatives to liquidating the Company, including bankruptcy.

Results of Operations

Revenue.    Revenue was $0.4 million in the three months ended September 30, 2002 compared to $0.5 million in the three months ended September 30, 2001. Revenue was $1.4 million in the nine months ended September 30, 2002 compared to $1.5 million in the nine months ended September 30, 2001. Revenue in all periods was the result of selling activities to our distributor in Europe and direct sales in the United States. Revenue in the nine months ended September 30, 2002 and 2001 included $290,000 and $285,000, respectively, representing the amortization of the difference between the purchase price and fair value of the Company’s common stock purchased by Siemens in connection with a Marketing and Distribution Agreement. The remaining deferred income will be amortized over the life of the agreement.

Cost of Goods Sold.    Cost of goods sold decreased to $0.4 million for the three months ended September 30, 2002 from $1.3 million for the three months ended September 30, 2001 and decreased to $1.3 million for the nine months ended September 30, 2002 from $3.7 million for the nine months ended September 30, 2001. Cost of goods sold represents the direct cost of the products sold as well as manufacturing variances and accrued warranty. The decreases in cost of goods sold for both the three months and nine months ended September 30, 2002 are the result of reductions in warranty costs, lower manufacturing overhead and reduced direct labor costs. Warranty costs have decreased significantly due to the fact that we have cycled through most of the installed base of our older version audio processor and have replaced it with our newer audio processor that is substantially more reliable. Due to continued implementation of serviceability and reliability improvements we expect that our warranty costs will continue to decline in the future.

Research and Development Expenses.    Research and development expenses decreased to $0.5 million in the three months ended September 30, 2002 compared to $1.4 million in the three months ended September 30, 2001. Research and development expenses decreased to $1.9 million for the nine months ended September 30, 2002 compared to $4.9 million for the nine months ended September 30, 2001. Decreases in research and development spending are due to the completion of a number of key research and development milestones during 2001 and 2002 and reflects the reduced level of investment in the totally-implantable Vibrant Soundbridge. These factors resulted in lower headcount, consulting and project costs during the three months and nine months ended September 30, 2002 compared to the same periods in 2001. Research and development expenses consist primarily of personnel costs, professional services, materials, supplies and equipment in support of product development, clinical trials, regulatory submissions, and the preparation and filing of patent applications.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses were $1.4 million in the three months ended September 30, 2002 compared to $1.8 million in the three months ended September 30, 2001 and were $4.3 million for the nine months ended September 30, 2002 compared to $7.3 million for the nine months ended September 30, 2001. Decreases in selling, general and administrative spending are primarily due to certain marketing activities in support of the Company’s product introduction post FDA approval that occurred in 2001 and not in 2002. This reduction is also due to expense reductions implemented by Symphonix in late 2001 and continued in 2002. Selling, general and administrative expenses consist primarily of personnel costs, promotional costs, legal and consulting costs.

Interest Income (Expense).    Interest income, net of expense, decreased to $31,000 in the three months ended September 30, 2002 from $0.2 million in the three months ended September 30, 2001 and decreased to $0.4 million for the nine months ended September 30, 2002 from $0.7 million for the nine months ended September 30, 2001. The decrease in net interest income for the three and nine months ended September 30, 2002 compared to the same periods ended September 30, 2001 was due to the decrease in the Company’s cash and short-term investment balances as well as a decrease in interest rates. Interest earned in the future will depend on prevailing interest rates.

Income Taxes.    To date, the Company has not incurred any U.S. income tax obligations. At December 31, 2001, the Company had net operating loss carryforwards of approximately $74.9 million for federal and $39.0 million for state income tax purposes, which will expire at various dates through 2021 and 2011, respectively, if not utilized. The principal differences between losses for financial and tax reporting purposes are the result of the capitalization of research and development and start-up expenses for tax purposes. Federal and state tax laws contain provisions that may limit the net operating loss carryforwards that can be used in any given year, should certain changes in the beneficial ownership of the Company’s outstanding common stock occur. Such events could limit the future of the Company’s net operating loss carryforwards.

Liquidity and Capital Resources

Since inception, the Company has primarily funded its operations and its capital investments from proceeds from its initial public offering completed in February 1998 totaling $28.4 million, from the private sale of equity securities totaling approximately $62.5 million, from an equipment lease financing totaling $1.3 million and from bank borrowings totaling $2.0 million. At September 30, 2002, the Company had $3.0 million in working capital, and its primary source of liquidity was $3.9 million in cash and cash equivalents. Additionally, the Company had $0.7 million of short-term and long-term restricted cash held in certificates of deposit as collateral for a bank loan and letters of credit.

Symphonix used $7.1 million in cash for operations in the nine months ended September 30, 2002 compared to $13.9 million in the nine months ended September 30, 2001 primarily in funding its operating losses. This reduction is due to expense reductions implemented by Symphonix in late 2001 and continued in 2002.

Capital expenditures, primarily related to the Company’s research and development and manufacturing activities, were $17,000 and $708,000 in the nine months ended September 30, 2002 and 2001, respectively. The reduction in capital expenditures is due to the completion of key milestones in research and development during 2001 and 2002. At September 30, 2002, the Company did not have any material commitments for capital expenditures.

The Company has a loan agreement with a bank that provided for borrowings of up to $2.0 million and for the issuance of letters of credit up to $250,000. At September 30, 2002, the Company had borrowings outstanding of $625,000, outstanding letters of credit in the amount of $59,000 and no amounts available for future borrowings under the loan agreement. Borrowings under the loan agreement are repayable over four years commencing in January 2000.

In connection with the proposed liquidation, we expect to liquidate our remaining assets, including property, equipment and intellectual property. We also expect to incur and pay liquidation expenses, in addition to payments of ongoing operating expenses and settlement of existing and potential obligations. Liquidation expenses may include, among others, employee severance and related costs, customer warranty obligations and legal and accounting fees. While we cannot currently make a precise estimate of these expenses, we believe that most if not all of our current cash and cash equivalents, together with proceeds from future sales of the remaining assets may be required to pay for the above expenditures.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 143, (“SFAS 143”), “Accounting for Asset Retirement Obligations,” which is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The Company believes that the adoption of SFAS 143 will not have a material impact on the consolidated financial position or results of operations of the Company.

In April of 2002, the FASB issued Statement of Financial Accounting Standards No. 145 (“SFAS 145”), “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which is effective for fiscal years beginning after May 15, 2002. Under SFAS 145, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. SFAS also addresses financial accounting and reporting for capital leases that are modified in such a way as to give rise to a new agreement classified as an operating lease. The Company believes that the adoption of SFAS 145 will not have a material impact on the consolidated financial position or results of the operations of the Company.

In June of 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (“SFAS 146”), “Accounting for Costs Associated with Exit or Disposal Activities,” which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under SFAS 146, a liability is required to be recognized for a cost associated with an exit or disposal activity when the liability is incurred. SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a retirement or disposal activity covered by FASB Statements No. 143 and 144. The Company believes that the adoption of SFAS 146 will not have a material impact on the consolidated financial position or results of the operations of the Company.

Factors That May Affect Future Results

WE CANNOT ASSURE YOU OF THE AMOUNT, IF ANY, OF ANY DISTRIBUTION TO OUR STOCKHOLDERS UNDER THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to our Plan of Complete Liquidation and Dissolution. Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value, if any, ultimately distributable to our stockholders. The aggregate net value, if any, ultimately distributable to you under the Plan may be lower or higher than the amount you would receive if you sold your shares of our common stock prior to the time we file the Certificate of Dissolution with the Delaware Secretary of State. The actual nature and amount of all distributions will depend in part upon our ability to convert our remaining non-cash assets into cash. We may not be successful in selling our non-cash assets, in which case we may not generate meaningful cash, if any, to return to our stockholders.

THE PROCEEDS FROM ANY SALES OF OUR NON-CASH ASSETS MAY BE LESS THAN ANTICIPATED.

Sales of our non-cash assets will be made on terms approved by our Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell our various non-cash assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals, public market perceptions, and limitations on transferability of certain non-cash assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, many of our non-cash assets, particularly our intellectual property, will decline in value over time, and we may not be able to consummate the sale of these assets in time to generate meaningful value, which could be returned to our stockholders.

WE MAY NOT BE ABLE TO SETTLE ALL OF OUR OBLIGATIONS TO CREDITORS.

We have certain current and future obligations to creditors. These include, without limitation, a note payable to a bank, trade accounts payable, as well as warranty claims. As part of the wind down process, we will attempt to settle our obligations with our creditors and are currently exploring all our options in this regard. We may not, however, succeed in doing so. If we cannot reach an agreement with a creditor concerning an obligation, that creditor may choose to bring a lawsuit against us. Any litigation could delay or even prevent us from completing the Plan. Moreover, amounts required to settle our obligations will reduce or eliminate the amount of remaining capital available for distribution to stockholders.

WE WILL CONTINUE TO INCUR CLAIMS, LIABILITIES AND EXPENSES WHICH WILL REDUCE THE AMOUNT AVAILABLE FOR DISTRIBUTION TO STOCKHOLDERS.

Claims, liabilities and expenses from operations (such as operating costs, salaries, income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

DISTRIBUTION OF ASSETS, IF ANY, TO OUR STOCKHOLDERS COULD BE DELAYED.

Our Board of Directors has not established a firm timetable for distributions to our stockholders, and we are currently unable to predict the precise timing of any distribution, if any, pursuant to our wind down. The timing of distribution, if any, will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the amounts paid out under warranty claims. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Additionally, we could seek protection from creditors under the federal bankruptcy code. Any action of this type could delay or substantially diminish, or eliminate, the amount available for distribution to our stockholders.

IF WE FAIL TO CREATE AN ADEQUATE CONTINGENCY RESERVE FOR PAYMENT OF OUR EXPENSES AND LIABILITIES, OUR STOCKHOLDERS COULD BE HELD LIABLE FOR PAYMENT TO OUR CREDITORS OF EACH SUCH STOCKHOLDER’S PRO RATA SHARE OF AMOUNTS OWED TO THE CREDITORS IN EXCESS OF THE CONTINGENCY RESERVE, UP TO THE AMOUNT ACTUALLY DISTRIBUTED TO SUCH STOCKHOLDER.

If the Plan is ratified and approved by the stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving the Company. Pursuant to the Delaware General Corporation law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the Plan. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities.

OUR STOCK TRANSFER BOOKS WILL CLOSE ON THE DATE WE FILE THE CERTIFICATE OF DISSOLUTION WITH THE DELAWARE SECRETARY OF STATE, AFTER WHICH IT WILL NOT BE POSSIBLE FOR STOCKHOLDERS TO PUBLICLY TRADE OUR STOCK.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. After this date, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on this date, and, afterwards, any distributions made by us shall be made solely to the stockholders of record at the close of business on this date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

WE WILL CONTINUE TO INCUR THE EXPENSES OF COMPLYING WITH PUBLIC COMPANY REPORTING REQUIREMENTS.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

IF WE FAIL TO RETAIN THE SERVICES OF CERTAIN KEY PERSONNEL, THE PLAN MAY NOT SUCCEED.

The success of the Plan depends in large part upon our ability to retain the services of certain of our current officers. The retention of Kirk B. Davis, our Chief Executive Officer, and Terry J. Griffin, our Chief Financial Officer, and certain other qualified personnel is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the Plan. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve substantial additional compensation expenses, if such other personnel are available at all.

OUR STOCKHOLDERS COULD VOTE AGAINST THE PLAN.

Our stockholders could vote against the Plan. If we do not obtain stockholder approval of liquidation and dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Among other things, a substantial majority of our employees will have been terminated, and customer relationships will have been severely strained. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with us if they have no confidence in our future.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

The Company considered the provisions of Financial Reporting Release No. 48 “Disclosure of Accounting Policies for Derivative Financial Instruments and Derivative Commodity Instruments, and Disclosure of Quantitative and Qualitative Information about Market Risk Inherent in Derivative Financial Instruments, Other Financial Instruments and Derivative Commodity Instruments”. The Company had no holdings of derivative financial or commodity instruments at September 30, 2002. The Company is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. The fair value of the Company’s investment portfolio or related income would not be significantly impacted by either a 100 basis point increase or decrease in interest rates due mainly to the short-term nature of the Company’s investment portfolio. The Company’s fixed rate debt obligations are subject to interest rate risk but due to the minimal amount of debt, the risk is insignificant. An increase in interest rates would not significantly affect the Company’s net loss. Much of the Company’s revenue and all of its capital spending is transacted in U.S. dollars. However, the Company does enter into transactions in other currencies, primarily certain European currencies. Gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable resulting from these transactions may contribute to fluctuations in our operating results and cash flows. However, these transactions in other currencies were not material relative to transactions in U.S. dollars. At September 30, 2002, the Company performed sensitivity analyses to assess the potential effect of this risk and concluded that near-term changes in interest rates and foreign currency exchange rates should not materially adversely affect the Company’s financial position, results of operations or cash flows.

Item 4.    Disclosure Controls and Procedures

(a)	Evaluation of Disclosure Controls and Procedures. Within the 90 days prior to the date of this quarterly report, we carried out an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Exchange Act Rule 240.13a-14. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our current disclosure controls and procedures are effective in timely alerting them to material information relating to us and our subsidiaries required to be included in our periodic SEC filings.

(b)	Changes in Internal Controls. There have been no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date we carried out this evaluation.

PART II.    OTHER INFORMATION

Item 1.    Legal Proceedings.

None

Item 2.    Changes in Securities and Use of Proceeds.

None

Item 3.    Defaults upon Senior Securities.

None

Item 4.    Submission of Matters to a Vote of Security Holders.

None

Item 5.    Other Information.

None

Item 6.    Exhibits and Reports on Form 8-K.

(a)    Exhibits

Exhibit	Description

99.1	CEO and CFO Certifications

(b)    Reports on Form 8-K.

None

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    November 14, 2002

SYMPHONIX DEVICES, INC.

By:	/s/ KIRK B. DAVIS
Kirk B. Davis President and Chief Executive Officer

By:	/s/ TERENCE J. GRIFFIN
Terence J. Griffin Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO

RULES 13a-14, 13a-15, 15d-14 and 15d-15,

AS ADOPTED PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Kirk B. Davis, certify that:

(a)	I have reviewed this quarterly report on Form 10-Q of Symphonix Devices, Inc.;

(b)	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

(c)	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

(d)	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a.	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within these entities, particularly during the period in which this quarterly report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c.	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(e)	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a.	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

(f)	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002

By:	/S/ KIRK B. DAVIS
Name: Kirk B. Davis Title: President and Chief Executive Officer

I, Terence J. Griffin, certify that:

(a)	I have reviewed this quarterly report on Form 10-Q of Symphonix Devices, Inc.;

(b)	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

(c)	Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

(d)	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

(a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within these entities, particularly during the period in which this quarterly report is being prepared;

b.	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the “Evaluation Date”); and

c.	presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

(e)	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

d.	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

e.	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant ‘s internal controls; and

(f)	The registrant’s other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date: November 14, 2002

By:	/S/ TERENCE J. GRIFFIN
Name: Terence J. Griffin Title: Vice President Finance and Chief Financial Officer

SYMPHONIX DEVICES, INC.

Special Meeting of Stockholders – March         , 2003

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Kirk B. Davis and Terence J. Griffin, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Symphonix Devices, Inc. held of record by the undersigned at the close of business on February         , 2003, at the Special Meeting of Stockholders to be held at 9:00 a.m., local time, on March         , 2003, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the ratification and approval of the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc. The Board of Directors recommends a vote FOR each of the proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYMPHONIX DEVICES, INC.

Vote On Proposals

Please mark your vote as indicated in this example:    ☒

1. To ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this proxy.

Signature [Please Sign Within Box]	Date	Signature (Joint Owners)	Date

Please provide any address changes below: